AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 2001
                         REGISTRATION NO. 333-

                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                             FORM S-4
                      REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933


                        ND HOLDINGS, INC.
         (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


               523110                                     45-0404061
Primary Standard Industrial Classification Code  Employer Identification Number


                            NORTH DAKOTA
           Jurisdiction of Incorporation or Organization

                        1 NORTH MAIN STREET
                    MINOT, NORTH DAKOTA 58703
                          (701) 852-5292
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         ROBERT WALSTAD
                             CEO
                       ND HOLDINGS, INC.
                      1 NORTH MAIN STREET
                  MINOT, NORTH DAKOTA 58703
                      (701) 852-5292
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
           INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           COPIES TO:
                     Gordon Dihle, Esquire
                       DIHLE & CO., P.C.
                    10333 Behrens Mile Road
                      Byers, Colorado 80103
                        (303) 397-1956

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]


                                 MAXIMUM
 TITLE OF EACH CLASS OF          AMOUNT          MAXIMUM         AGGREGATE      AMOUNT OF
    SECURITIES TO BE              TO BE          OFFERING          OFFERING    REGISTRATION
       REGISTERED               REGISTERED    PRICE  PER UNIT      PRICE(1)         FEE
-------------------------------------------------------------------------------------------
 7% Tailored Exchange Notes
 Notes Due 2016                 $8,619,750(1)       100%           $8,619,750      $2,154.94(2)
--------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is the exchange rate value of the maximum amount of no par value common stock (6,385,000 shares outstanding) that may be received by the Registrant from tendering holders.
(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A)
OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[] = date or information to be supplied by amendmen



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

 PROSPECTUS (SUBJECT TO COMPLETION) ISSUED [], 2001

                           ND Holdings, Inc.
                         Offer To Exchange Its
                  7% Tailored Exchange Notes Due 2016
                      For Its no par common stock

          THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT,
         CENTRAL DAYLIGHT TIME, ON [], 2001, UNLESS EXTENDED.

  ND Holdings, Inc., a North Dakota corporation (the "Company" or "we" or "our" or "us"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Exchange Offer"), to exchange our 7% Senior Tailored Exchange Notes Due 2016 (the "Tailored Exchange Notes") for up to all (with the exception of 258,000 shares held by the Company's ESOP plan) of its outstanding no par common stock (the "no par value common stock"). The Tailored Exchange Notes will be unsubordinated senior obligations of the Company and will rank pari passu with all our existing and future unsecured and unsubordinated
Senior Indebtedness.

  The Exchange Offer will be effected on the basis that $1.35 Tailored Exchange Note face value will be exchanged for each Share of no par value common stock validly tendered and accepted for exchange in the Exchange Offer. A Tailored Exchange Note will be issued to each tendering shareholder in a face value equal to one dollar and thirty five cents ($1.35) multiplied by the total number of no par common shares tendered by the tendering shareholder. For example, a shareholder tendering a total of 1500 no par common shares would receive a Tailored Exchange Note in exchange with a face amount of $2,025 ($1.35 x 1500 no par common shares).

  Tailored Exchange Notes will not be issued in amounts of less than $675.
For shareholders holding less than 500 common shares who wish to tender their shares, we will pay cash of $1.25 per share in lieu of issuing Tailored Exchange Notes to tendering holders of less than 500 shares of validly tendered no par value common stock. This cash payment provision may not be utilized by a shareholder tendering less than the total record number of shares held by such Shareholder. We will reject tenders of less than 500 no par common shares from Shareholders who hold of record and/or beneficially (whether in one or more accounts, joint or several) more than 500 no par common shares. With respect to the tender of less than 500 shares, IRA accounts will be considered separate accounts from personal accounts held by the owner of the IRA account. We reserve the right to determine in our sole judgment which of a tendering Shareholder's accounts must be combined in determining whether the Shareholder has 500 or more shares of record and/or beneficially. We reserve the right to determine in our sole judgment whether a tendering Shareholder is eligible to receive cash for a tender of less than 500 common shares.

  The reported last sale price of the Common Stock on the NASDAQ Electronic Bulletin Board on [], 2001 was $[] per share.

  The Tailored Exchange Notes are not callable prior to January 1, 2003. See "Description of Tailored Exchange Notes--Redemption of the Tailored Exchange Notes at the Option of the Company" and "--Redemption at the Option of the Holder upon a Fundamental Change."

  Upon the terms and subject to the conditions of the Exchange Offer, we will accept for exchange all no par common stock validly tendered and not withdrawn prior to 12:00 midnight, Central Daylight time, on [], 2001, or if extended by us, in our sole discretion, the latest date and time to which extended (the "Expiration Date"). The Exchange Offer will expire on the Expiration Date. Tenders of no par common stock may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by us, may be withdrawn at any time after 40 business days after the date of this Prospectus.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  ND Capital, Inc. has been retained to act as Dealer Manager to solicit exchanges of no par common stock for Tailored Exchange Notes. See "The Exchange Offer--Dealer Manager." ND Resources, Inc. has been retained to act as
Exchange Agent in connection with the Exchange Offer. Morrow & Co., Inc. has been retained to act as Information Agent to assist in connection with the
Exchange Offer.   The Dealer Manager, ND Capital, Inc., an NASD member Broker-
Dealer, and the Exchange Agent, ND Resources, Inc., an SEC registered Securities Transfer Agency, are each wholly owned subsidiaries of the Company. Shareholders should be aware of a potential conflict of interest or other risks which could arise as a result of these entities acting in fiduciary capacities with respect to the exchange offering.

             The Dealer Manager for the Exchange Offer:
                        ND CAPITAL, INC.
[] , 2001

  NONE OF THE BOARD OF DIRECTORS OF THE COMPANY OR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF NO PAR COMMON STOCK AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE EXCHANGE OFFER. HOLDERS OF NO PAR COMMON STOCK ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISIONS ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR
CIRCUMSTANCES.

  IN ORDER TO PARTICIPATE IN THE EXCHANGE OFFER, HOLDERS OF NO PAR COMMON STOCK MUST SUBMIT A LETTER OF TRANSMITTAL AND COMPLY WITH THE OTHER PROCEDURES FOR TENDERING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED
HEREIN AND IN THE LETTER OF TRANSMITTAL PRIOR TO THE EXPIRATION DATE. SEE "THE EXCHANGE OFFER--PROCEDURES FOR TENDERING" AND "--LETTER OF TRANSMITTAL."

  For a description of the other terms of the Exchange Offer, see "The Exchange Offer--Terms of the Exchange Offer," "--Expiration Date; Extensions; Amendments; Termination," and "--Withdrawal of Tenders." Consummation of the Exchange Offer is conditioned on, among other things, receipt of validly tendered no par common stock representing at least $1,000,000 exchange value (which condition may be waived by us). See "The Exchange Offer--Expiration Date; Extensions; Amendments; Termination."

  Although the Company hereby offers to exchange Tailored Exchange Notes for up to all (with the exception of 258,000 shares held by the Company's ESOP plan) outstanding no par value common stock, it is not anticipated that all of the eligible common shares will be tendered. It is anticipated that a substantial number of no par common shares will remain in the hands of our shareholders.

  The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Exchange Offer, and not accept for exchange any no par common stock and promptly return all no par common stock at any time for any reason, including (without limitation) if less than $1,000,000 exchange value of no par common stock are tendered or upon the failure of any of the conditions specified in "The Exchange Offer--Procedures for Tendering," (ii) waive any condition to the Exchange Offer and accept all no par common stock previously tendered pursuant to the Exchange Offer, (iii) extend the Expiration Date and retain all no par common stock tendered pursuant to the Exchange Offer until the Expiration Date, subject, however, to all withdrawal rights of holders (see "The Exchange Offer--Withdrawal of Tenders") or (iv) amend or modify the terms of the Exchange Offer in any manner, including (without limitation), the form of the consideration or the formula for calculating the amount of the consideration to be paid pursuant to the Exchange Offer. Any amendment applicable to the Exchange Offer will apply to all no par common stock tendered pursuant to the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer or a waiver by us of a material condition of the Exchange Offer, other than a change in the principal amount at maturity of no par common stock being sought or in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. See "The Exchange Offer--Expiration Date; Extensions; Amendments; Termination."

  The no par common stock currently trades on the NASDAQ Electronic Bulletin Board. No application will be made to list the Tailored Exchange Notes on the NASDAQ Electronic Bulletin Board or any other exchange. It is not anticipated that any public market for the Tailored Exchange Notes will develop or continue after the Exchange Offer. We have no obligation to list the Tailored Exchange Notes on any exchange or to facilitate any public market for the Tailored Exchange Notes.


  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE CONTEMPLATED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN. THE EXCHANGE OFFER
IS NOT BEING      MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF)
HOLDERS OF NO PAR COMMON STOCK IN ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER OR THE ACCEPTANCE OF TENDERS THEREIN WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY FOR THE COMPANY TO MAKE THE EXCHANGE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE EXCHANGE OFFER TO HOLDERS OF NO PAR COMMON STOCK IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES LAWS OR BLUE SKY LAWS OF WHICH REQUIRE THE EXCHANGE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER IS BEING MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain matters discussed in this Prospectus and the documents incorporated herein by reference may constitute forward-looking statements and as such may involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors" in this prospectus and various risks discussed in our Annual Report on Form 10KSB for the year ended December 31, 2000.
TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
Incorporation of Certain Documents by Reference..........................
Prospectus Summary.......................................................
The Company...............................................................
Risk Factors..............................................................
Market Price of the Common Stock..........................................
Dividends on the Common Stock.............................................
Capitalization............................................................
Selected Consolidated Financial Data......................................
The Exchange Offer........................................................
Description of Tailored Exchange Notes....................................
Description of no par value common stock..................................
Description of Capital Stock..............................................
Book-Entry System--The Depository Trust Company...........................
Certain Federal Income Tax Considerations.................................
Legal Matters.............................................................
Experts...................................................................
Available Information.....................................................



          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents have been filed by us with the Commission and are incorporated herein by reference (Commission File No. 0-25958):

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

2. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

3. The description of the Company's Common Stock contained in its registration statement on Form S-1 as amended, filed on September 12, 1995.

  All documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF NO PAR VALUE COMMON STOCK, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM ND HOLDINGS, INC., 1 NORTH MAIN, MINOT, NORTH DAKOTA 58703, ATTENTION: INVESTOR RELATIONS (701) 852-5292. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                           PROSPECTUS SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the detailed information contained elsewhere in this Prospectus or by documents incorporated by reference into this Prospectus.

                             THE COMPANY

  ND Holdings, Inc. is a holding company primarily engaged, through various subsidiaries, in providing investment management, distribution, shareholder services, fund accounting and other related administrative services to the open-end investment companies known as "Integrity Mutual Funds" and "Ranson Managed Portfolios," hereinafter collectively referred to as "the Funds." Integrity Mutual Funds currently consists of five (5) open-end investment companies including ND Tax-Free Fund, Inc. ("ND Tax-Free Fund"), Montana Tax-Free Fund, Inc. ("Montana Tax-Free Fund"), South Dakota Tax-Free Fund, Inc. ("South Dakota Tax-Free Fund"), Integrity Fund of Funds, Inc. ("Integrity Fund of Funds") and Integrity Small-Cap Fund of Funds, Inc. ("Integrity Small-Cap Fund of Funds"). Ranson Managed Portfolios consists of one open-end investment company containing four (4) separate portfolios including The Kansas Municipal Fund, The Kansas Insured Intermediate Fund, The Nebraska Municipal Fund, and The Oklahoma Municipal Fund. Sales of Fund shares are marketed principally in Montana, Kansas, Oklahoma, North Dakota, Nebraska and South Dakota. We also sell mutual funds and insurance products through another wholly-owned subsidiary, ARM Securities Corporation ("ARM Securities"). We have also become involved as an internet provider with a majority ownership in Magic Internet Services, Inc. ("Magic Internet"). Our management continues to review acquisition opportunities in other industries involving management services and information processing.

  As of December 31, 2000, total assets under management/service in the Funds was approximately $336.9 million, compared to approximately $364.1 million as of December 31, 1999 and approximately $374.6 million as of December 31, 1998.

  We have been engaged in the financial services business since 1987. ND Holdings, Inc. was incorporated September 22, 1987 as a North Dakota corporation by Robert E. Walstad, current President of the Company. Our offices are at 1 North Main Street, Minot, North Dakota 58703. As of December 31, 2000, we had 36 full-time employees and 7 part-time employees, consisting of officers, investment management, securities distribution, shareholder services, data processing, compliance, accounting and clerical support staff.

  On January 5, 1996, we consummated the acquisition (the "Ranson Acquisition") of substantially all of the assets and liabilities of The Ranson Company, Inc., a corporation organized under the laws of the state of Kansas and based in Wichita, Kansas. The Ranson Company, Inc. provided investment management and related services to the Ranson Managed Portfolios through its subsidiary, Ranson Capital Corporation ("Ranson"), a registered investment advisor and registered broker/dealer. Ranson Managed Portfolios is an open-end investment company registered with the Securities and Exchange Commission (the "SEC").
At the time of the Ranson Acquisition, Ranson Managed Portfolios consisted of three funds: The Kansas Municipal Fund, The Kansas Insured Intermediate Fund and The Nebraska Municipal Fund, totaling approximately $184 million in assets under management. Subsequent to the Ranson Acquisition, we have managed Ranson Managed Portfolios on a unified basis with its other business. The purchase price paid at the closing of the Ranson Acquisition was $6.2 million and was funded through a combination of existing cash on hand and bank debt in the amount of approximately $1.5 million. The bank debt was paid in full as of March 1998.

  On December 6, 1996, we acquired the accounts of the Heartland Nebraska Tax-Free Fund for cash and merged them into the Ranson Managed Portfolios, The Nebraska Municipal Fund, through an exchange of shares. The Heartland Portfolio was $10,299,543 in size at the time of the transaction.

  We also acquired the accounts of Lancaster Nebraska Tax-Free Fund on May 21, 1999 for cash and merged them into the Ranson Managed Portfolios, The Nebraska Municipal Fund, through an exchange of shares. The Nebraska Tax-Free Fund was $12,877,367 in size at the time of the transaction.

  On October 1, 1999, we acquired for cash and our common stock, a 51% interest and control of Magic Internet Services, Inc. Magic Internet operates as an internet service provider to individuals and businesses in the local Minot, North Dakota, calling area.

  On May 25, 2000, we acquired for cash, ARM Securities Corporation, a broker-dealer engaged primarily in the sales of mutual funds and insurance products. The broker/dealer supports approximately 60 registered representatives operating as independent contractors with 23 representatives in a single office in Fresno, CA and the remainder in scattered locations in Minnesota, Iowa and South Dakota.

THE COMPANY'S SUBSIDIARIES

  We derive most of our income from two lines of business, one being the providing of investment management, distribution, shareholder services, accounting and related services to the Funds and other clients. The other provides order processing, regulatory oversight, concession processing, and other related services to registered securities representatives transacting securities business for their clients. As a result, the Company is economically dependent on the Funds, the representatives and others for substantially all of its revenue and income. These businesses are conducted through the wholly-owned subsidiary companies described below. Revenues generated by the subsidiaries supporting activities surrounding the Funds are derived primarily from fees based on the level of assets under management. Revenues generated by the support of securities sales are derived primarily through a sharing of sales concessions paid by the products being sold to clients. Other business opportunities have been considered.

ND Money Management, Inc.

  ND Money Management, Inc. ("ND Money Management") is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940 (the "Advisers Act"). ND Money Management provides investment advisory services under investment advisory agreements with ND Tax-Free Fund, Montana Tax-Free Fund, South Dakota Tax-Free Fund, Integrity Fund of Funds, and Integrity Small-Cap Fund of Funds. As of December 31, 2000, ND Money Management managed approximately $140.5 million, representing approximately 42% of our total assets under management/service.

ND Capital, Inc.

 ND Capital, Inc. ("ND Capital") is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. (the "NASD") and serves as principal underwriter and distributor for ND Tax-Free

Fund, Montana Tax-Free Fund and South Dakota Tax-Free Fund, Integrity Fund of Funds and Integrity Small-Cap Fund of Funds. ND Capital earns Rule 12b-1 fees pursuant to Rule 12b-1 plans adopted by each such Fund and contingent deferred sales charges ("CDSCs") from shareholders of such Funds if they redeem their shares within 5 years after their purchase. ND Capital began as principal underwriter for Investors Research Fund of Santa Barbara, California on December 1, 1998. ND Capital earned underwriting fees in connection with sales of such Investors Research Fund shares effected by ND Capital's sales representatives and the underwriter's portion of front-end sales load
("FESLs") in connection with sales of such shares effected by other broker-dealers. ND Capital earned Rule 12b-1 fees pursuant to Rule 12b-1 plans adopted by Investors Research Fund. On December 31, 1999, ND Capital terminated the underwriting agreement with Investors Research Fund due to significant changes in the Funds structure. As principal underwriter for Integrity Fund of Funds, ND Capital earns CDSCs from shareholders of such Funds if they redeem their shares within 5 years after their purchase. ND Capital also earns commission revenue in connection with sales of shares of outside mutual funds and in connection with effecting other securities transactions.

Ranson Capital Corporation

  Ranson Capital Corporation ("Ranson") is registered with the SEC as an investment advisor and a broker-dealer. It is also a member of the NASD. Ranson provides investment advisory services to the Ranson Managed Portfolios under an investment advisory agreement. As of December 31, 2000, Ranson managed approximately $180.1 million in assets, representing approximately 53% of our total assets under management/service. Ranson also serves as principal underwriter for the Ranson Managed Portfolios and earns Rule 12b-1 fees pursuant to Rule 12b-1 plans adopted by certain of the Ranson Managed Portfolios and the underwriter's portion of FESLs in connection with sales of shares of the Ranson Managed Portfolios effected by other broker-dealers.

ND Resources, Inc.

  ND Resources, Inc. ("ND Resources") is registered with the SEC as a transfer agent under the Securities Exchange Act of 1934. ND Resources provides shareholder record keeping services and acts as transfer agent and dividend-paying agent for the Funds and Investors Research Fund. ND Resources also provides business management services, including fund accounting, compliance and other related administrative activities for the Funds and Investors Research Fund. ND Resources is compensated for providing these services under agreements with each Fund, and is reimbursed for out-of-pocket expenses. ND Resources has provided services to one other fund group. As of February 16, 2001, that relationship was terminated due to a reorganization of the fund group.

Magic Internet Services, Inc.

  Magic Internet Services, Inc. ("Magic Internet") operates as an internet service provider to individuals and businesses in the local Minot, North Dakota, calling area. Magic Internet provides subscribers with full support including servicing hardware and technical support for software problems. Magic Internet also provides DSL, wireless and website building and hosting services.

ARM Securities Corporation

  ARM Securities Corporation ("ARM Securities") is registered with the SEC as a broker-dealer and is registered with the NASD. Acquired from ARM Financial Group, Inc., a Louisville, Kentucky corporation in May of 2000, this broker-dealer offers mutual funds and insurance products to the public through approximately 60 registered representatives. ARM Securities' primary source of revenue is commission revenue in connection with sales of shares of mutual funds and insurance products. ARM Securities also earns 12b-1 fees paid by the distributors of these products. Commission revenues constitute 43% of our consolidated revenues in 2000.

DESCRIPTION OF BUSINESS

Investment Advisory Services

  ND Money Management and Ranson act as the investment advisor to the Integrity Mutual Funds and Ranson Managed Portfolios, respectively, pursuant to investment advisory agreements with such Funds. ND Money Management and Ranson generally supervise and implement the Funds' investment activities, including deciding which securities to buy and sell. They also decide which broker-dealers through, or with which, to effect Fund securities transactions.

  Generally, each Fund pays ND Money Management or Ranson an investment advisory fee payable monthly based on the Fund's net assets. Annual investment advisory fees under the various investment advisory agreements are 0.50% of assets under management in the case of Ranson Managed Portfolios, 0.90% of assets under management in the case of Integrity Fund of Funds and Integrity Small-Cap Fund of Funds and 0.60% of assets under management for the remaining Funds managed by ND Money Management. Investment advisory fees are generally voluntarily waived or reduced, and other Fund expenses may be absorbed by the investment advisor for a period of time to ensure that the Funds have competitive fee structures.

  The investment advisory agreements pursuant to which ND Money Management and Ranson provide investment advisory services continue in effect for successive annual periods as long as such continuance is approved annually by (a) either
(i) a majority vote cast in person at a meeting of the relevant Fund's Board of Directors or Trustees called for that purpose, or (ii) a vote of the holders of a majority of the relevant Fund's outstanding voting securities, and (b) a majority of the relevant Fund's directors or trustees who are not parties to the investment advisory agreement or interested persons of the Funds or us within the meaning of the Advisers Act.

  Either party may terminate the investment advisory agreement without penalty after specified written notice. Each investment advisory agreement also automatically terminates in the event of its "assignment" as defined in the Advisers Act. The termination of one or more investment advisory agreements between ND Money Management or Ranson and the Funds would have a material adverse impact on us. To date, no such investment advisory agreements have been terminated.

  Investment advisory fees constituted 23% of our consolidated revenues in 2000.

Transfer Agency, Dividend Disbursement and Administrative Services

  Transfer agency, dividend disbursement and other shareholder administrative services are provided to the Funds and other clients by ND Resources. ND Resources receives fees from the Funds and others for providing such services. As of December 31, 2000 such fees ranged from 0.09% to 0.16% per annum of assets under management/service, depending on the size of the Fund. In addition, ND Resources provides accounting services to the Funds for which it charges a base fee and an asset based charge ranging from 0.01% to 0.05% per annum of assets under management/service depending on the size of the Fund. Transfer agency, dividend disbursement, and administrative services fees constituted 11% of our consolidated revenues in 2000.


Distribution of Fund Shares

  ND Capital acts as the principal underwriter and distributor of shares of ND Tax-Free Fund, Montana Tax-Free Fund, South Dakota Tax-Free Fund, Integrity Fund of Funds, and Integrity Small-Cap Fund of Funds pursuant to distribution agreements with such Funds. Pursuant to distribution agreements, Ranson acts as the principal underwriter and distributor of shares of the Ranson Managed Portfolios. The distribution agreements generally provide that ND Capital and Ranson shall distribute Fund shares and pay the expenses thereof. Fund shares are sold primarily by broker-dealers with whom ND Capital and Ranson Capital have entered into dealer sales agreements. ND Capital also sells a limited number of Fund shares directly to investors. We market our Funds primarily to the residents of the rural states in which our Funds invest in local bond issues.

  Shares of Ranson Managed Portfolios are sold subject to FESLs ranging from maximums of 2.75% (with respect to Kansas Insured Intermediate Fund) to 4.25% (with respect to each of the other Ranson Managed Portfolios) of the public offering price. The applicable FESL is reduced as the amount invested increases and is waived for certain categories of investors. ND Capital or Ranson (as applicable) earns the underwriter's portion of the FESL in connection with sales of such Funds' shares effected by other broker-dealers.

  Shares of ND Tax-Free Fund, Montana Tax-Free Fund, and South Dakota Tax-Free Fund purchased as Class A shares, which were introduced in January 2000, are subject to a maximum FESL of 4.25% of the public offering price. Shares of ND Tax-Free Fund, Montana Tax-Free Fund, South Dakota Tax-Free Fund, Integrity Fund of Funds, and Integrity Small-Cap Fund of Funds purchased as Class B shares are not subject to a FESL at the time of purchase but are subject to a maximum CDSC of 4%, with respect to all of such Funds (except for Integrity Fund of Funds and Integrity Small-Cap Fund of Funds) and 1.5%, with respect to Integrity Fund of Funds and Integrity Small-Cap Fund of Funds, of the amount redeemed if shares are redeemed within 5 years after their purchase. The CDSC is not imposed on shares redeemed after such 5 year period. The CDSC imposed by ND Tax-Free Fund, Montana Tax-Free Fund and South Dakota Tax-Free Fund ranges in steps from 4% during the first 2 years to 1% during the 5th year after the purchase date. The entire CDSC is earned by ND Capital in connection with redemptions subject to the CDSC.

  Shares subject to the CDSC (Class B shares) would automatically convert to Class A shares (and would no longer be subject to the higher Rule 12b-1 fees) approximately 8 years after the date on which such Class B shares were purchased. The conversion would be made based on the relative net asset values of Class A and Class B shares, without imposing any load, fee or other charge. The fact that the new shares earn a lower 12b-1 fee could have an adverse effect on revenues.

  Each of the Funds (other than Kansas Insured Intermediate Fund and Integrity Fund of Funds) has adopted a Rule 12b-1 plan pursuant to which ND Capital or Ranson (as applicable) earns Rule 12b-1 fees in connection with its distribution of Fund shares. Rule 12b-1 fees are .25% per annum of the Fund's average net assets (with respect to the applicable Ranson Managed Portfolios), and .75% per annum of the Fund's average net assets (with respect to ND Tax-Free Fund, Montana Tax-Free Fund, South Dakota Tax- Free Fund and Integrity Small-Cap Fund of Funds.). ND Capital previously through 2000 waived Rule 12b-1 fees for ND Tax-Free Fund, Montana Tax-Free Fund and South Dakota Tax-Free
Fund in excess of .50% per annum. ND Capital and Ranson (as applicable) currently pay other broker-dealers 12b-1 shareholder servicing fees of between
 .10% and .20% per annum on shareholder accounts of such broker-dealers. ND Capital retains Rule 12b-1 fees in excess of such amounts.

  The 12b-1 Plans are established for an initial term of one year. Thereafter, they must be approved annually by the Board of Directors or trustees, including a majority of the disinterested directors or trustees of each Fund. Each Plan is subject to termination at any time by a majority of the Fund's disinterested directors or trustees or by the Fund's shareholders.

  FESL, CDSC and Rule 12b-1 plan revenues constituted 14% of our consolidated revenues in 2000.

Brokerage Commissions

  ARM Securities' primary source of revenue is commission revenue in connection with sales of shares of mutual funds and insurance products. ND Capital and Ranson Capital also earn commission revenue in connection with sales of shares of outside mutual funds and when acting as a broker in effecting other securities transactions. Commission revenues constitute 43% of our consolidated revenues in 2000.

Internet Revenues

  Magic Internet operates as an internet service provider to individuals and businesses in the local Minot, North Dakota, calling area. Magic Internet provides subscribers with full support including servicing hardware and technical support for software problems. Magic Internet also provides DSL, wireless and website building and hosting services. Internet revenues constitute 9% of our consolidated revenues in 2000.

REGULATION

  Virtually all aspects of our businesses are subject to various complex and extensive federal and state laws and regulations. Regulated areas include, but are not limited to, the effecting of securities transactions, the financial condition of our subsidiaries, record keeping and reporting procedures, relationships with clients, and experience and training requirements for certain employees. Our subsidiaries are registered with various federal and state government agencies, including the Securities and Exchange Commission (the "SEC"), as well as the National Association of Securities Dealers (the "NASD"), a self-regulatory industry organization.

  ND Capital, Ranson and ARM Securities are registered broker-dealers, subject to extensive regulation by the SEC, the NASD and state agencies in those states in which ND Capital, Ranson and ARM Securities conduct business. As broker-dealers, ND Capital, Ranson and ARM Securities are subject to the Uniform Net Capital Rule promulgated by the SEC under the Securities Exchange Act of 1934. This rule requires that a broker-dealer must maintain certain minimum net capital and that its aggregate indebtedness may not exceed specified limitations. ND Money Management and Ranson are registered with the SEC as investment advisors under the Investment Advisers Act of 1940 and are subject to regulation thereunder and certain state laws. The Funds are also subject to extensive regulation under the Investment Company Act of 1940 and, along with ND Money Management, ND Capital, Ranson and ARM Securities, are subject to periodic examinations by the SEC and NASD.

  Federal and state laws and regulations, and the rules of the NASD, grant broad powers to such regulatory agencies and organizations. These include the power to limit, restrict or prevent the Company from carrying on its business if it fails to comply with such laws, regulations and rules. Other possible sanctions that may be imposed include the suspension of individual employees, restrictions on the Company expanding its business or paying cash dividends, the revocation of the investment advisor, broker dealer or transfer agent registrations, expulsions, censures and/or fines.

  Following routine books and records examinations by the SEC in 1997, ND Money Management, Ranson Capital, and the Funds received deficiency letters from the SEC staff that outlined various compliance issues. ND Money Management, Ranson Capital, and the Funds responded to the letters and have implemented additional procedures designed to ensure future compliance with applicable laws and regulations. In late 1999, ND Money Management, Ranson Capital, and the Funds were notified that the Central Regional Office of the SEC had commenced a formal investigation regarding the few remaining issues raised in the aforementioned letters. Recently, following further document production and correspondence with the SEC, ND Money Management, Ranson Capital, and the Funds have been notified that the SEC has completed their investigation. ND Money Management, Ranson Capital, and the Funds are now in the process of reaching a suitable resolution with the SEC. We have incurred and anticipate that we will continue to incur additional legal and other expenses in the future to ensure compliance. The extent of such expenses, however, is not presently determinable.

  To the extent that existing or future regulations affecting the sale of Fund shares or their investment strategies cause or contribute to reduced sales of Fund shares or impair the investment performance of the Funds, our aggregate assets under management and its revenues might be adversely affected.

  Since 1993, the NASD rules have limited the amount of aggregate sales charges which may be paid in connection with the purchase and holding of investment company shares sold through broker-dealers. The effect of the rule might be to limit the amount of fees that could be paid pursuant to a Fund's 12b-1 Plan in a situation where a Fund has no, or limited, new sales for a prolonged period of time.

  The officers, directors and employees of the Company may from time to time own securities that are also owned by one or more of the Funds. Our internal policies with respect to individual investments by employees, including officers and directors who are employed by us, require prior clearance and reporting of some transactions and restrict certain transactions so as to reduce the possibility of conflicts of interest.

COMPETITION

  The financial services industry is highly competitive. Industry sources indicate that there are approximately 8,000 open-end investment companies of varying sizes, investment objectives and policies which offer their shares to the investing public in the United States. Since its inception, we have competed with numerous larger, more established mutual fund management organizations. We are also in competition with the financial services and investment alternatives offered by stock brokerage firms, insurance companies, banks, savings and loans associations and other financial institutions, as well as investment advisory firms. We sell Fund shares principally through third party broker-dealers. We compete for the services of such third party broker-dealers with other sponsors of mutual funds who generally have substantially greater resources than the Company. Banks in particular have increased, and continue to increase, their sponsorship of proprietary mutual funds distributed through third party distributors. Many broker-dealer firms also sponsor their own proprietary mutual funds which may limit our ability to secure the distribution services of such broker-dealer firms. In seeking to sell Fund shares, we also compete with increasing numbers of mutual funds which sell their shares without the imposition of sales loads. No-load mutual funds are attractive to investors because they do not have to pay sales charges on the purchase or redemption of such mutual funds' shares. This competition may place pressure on us to reduce the FESLs and CDSCs charged upon the sale or redemption of Fund shares. However, reduced sales loads would make the sale of Fund shares less attractive to the broker-dealers upon whom we depend for the distribution of Fund shares. In the alternative, the Company might itself be required to pay additional fees, expenses, commissions or charges in connection with the distribution of Fund shares which could have a material adverse effect on our earnings.

  We also participate in another highly competitive sector of the financial services industry, retail brokerage. We compete directly with full-service stock brokerage firms, banks, regional broker-dealers and other independent broker-dealers. Each of these competitors offer to the public many of the same investment products offered by us. Further, other broker-dealers providing the same services heavily recruit the representatives transacting business through us. This competition forces us to maintain high levels of support services and commission payouts for these representatives. These high levels of service and payouts could have a material adverse effect on our earnings.

  Our principal offices are located at 1 North Main Street, Minot, North Dakota, and our telephone number at that address is (701) 852-5292.

  The Company operates all of its business, except ARM Securities, out of its location at 1 North Main, Minot, North Dakota in which it occupies approximately 14,200 square feet of office space in a 28,000 square foot building with an adjacent 100'x140' parking lot. We purchased the office building for $700,000 on December 31, 1998. As of December 31, 2000 we owed $482,851 on the 5 year loan. We also lease two locations which are fully utilized in our operations, 1,110 square feet at One South Minnesota, New Ulm, Minnesota and 5,292 square feet at 1550 East Shaw Avenue, Suite 120, Fresno, California for the ARM Securities broker-dealer operations. The office space owned and leased by the Company is adequate for our current needs.

                              RISK FACTORS

1. TAILORED EXCHANGE NOTES ARE UNSECURED AND UNINSURED. The Tailored Exchange Notes offered are general obligations of the Company which are not secured by any bond, mortgage, sinking fund, or any other security. In addition, the Tailored Exchange Notes are not guaranteed or insured by any agency of any state or any agency of the United States of America. Creditors holding mortgages or other security interests in specific Company properties would have priority over the holders of the Tailored Exchange Notes in the event of the insolvency or liquidation of the Company. However, the holders of the Tailored Exchange Notes, as our general creditors, would have priority over our owners (shareholders) and would have an equal standing with all our other general creditors. The only source for the redemption of the Tailored Exchange Notes and for the payment of interest accrued on them will be our unsecured assets.

2. NO TRUST INDENTURE OR TRUSTEE. The Tailored Exchange Notes are not being issued pursuant to a trust indenture, nor has an independent trustee been appointed to protect the rights of note holders in the event that we fail to redeem the Tailored Exchange Notes at maturity or to make interest payments on them.

3. LIMITED PROTECTION. There are no provisions restricting distribution to the owners (shareholders) of the Company, requiring the maintenance of any ratio of assets, requiring the creation or maintenance of reserves, restricting the issuance of additional securities, or restricting the incurring of additional debt.

4. NO MARKET FOR THE TAILORED EXCHANGE NOTES. The no par common stock currently trades on the NASDAQ Electronic Bulletin Board. No application will be made to list the Tailored Exchange Notes on the NASDAQ Electronic Bulletin Board or any other exchange. It is not anticipated that any public market for the Tailored Exchange Notes will develop or continue after the Exchange Offer. We have no obligation to list the Tailored Exchange Notes on any exchange or to facilitate any public market for the Tailored Exchange Notes. There is no market for the Tailored Exchange Notes, no assurance a market will ever develop and purchasers of the Tailored Exchange Notes may not be able to liquidate their holdings in the case of an emergency and should be able to bear the financial risk in the event the investment results in a total loss.

5. POTENTIAL CONFLICT OF INTEREST BY DEALER MANAGER AND EXCHANGE AGENT. The Dealer Manager, ND Capital, Inc., an NASD member Broker-Dealer, and the Exchange Agent, ND Resources, Inc., an SEC registered Securities Transfer Agency, are each wholly owned subsidiaries of the Company. Shareholders should be aware of a potential conflict of interest or other risks which could arise as a result of these entities acting in fiduciary capacities with respect to the exchange offering.


6. LIMITED OPERATING HISTORY. We have a limited operating history having been first organized on October 27, 1987. ND Capital began operating as a broker/ dealer on December 9, 1988. ND Money Management, Inc. began operating as an Investment Advisor on November 21, 1988. ND Resources began operating as a Transfer Agent on April 23, 1993. On January 5, 1996, we became the manager of the "Ranson Managed Portfolios" through the acquisition of Ranson Capital Corporation, a NASD member broker/dealer and the investment advisor and manager
for the four "Ranson Managed Portfolios".   On May 25, 2000 we acquired ARM
Securities, Inc. and commenced retail brokerage services. We have experienced net losses in one out of the past five years. We have historically funded our activities principally through the issuance of Common Stock or debt. No assurance can be given that we will be able to raise additional capital in the future to finance the continuation of its activities.

7. DEPENDENCE ON KEY CLIENTS. We presently provide mutual fund administration and distribution services to nine affiliated mutual funds (the "Funds"). These Funds have entered into contracts with us which typically expire within one to three years. No assurance can be made that the funds will remain clients of the Company upon expiration or termination of the various administration and distribution agreements. The loss of the Funds as Company clients would have a material adverse effect on us.

8. ECONOMIC DEPENDENCE ON LIMITED LINES OF BUSINESS. We derive most of our income from two lines of business. One being the providing of investment management, distribution, shareholder services, accounting and related services to the Funds and other clients. The other provides order processing, regulatory oversight, concession processing, and other related services to registered securities representatives transacting securities business for their clients. As a result, the Company is economically dependent on the Funds, the representatives and others for substantially all of its revenue and income. These businesses are conducted through wholly-owned subsidiary companies. Revenues generated by the subsidiaries supporting activities surrounding the Funds are derived primarily from fees based on the level of assets under management. Revenues generated by the support of securities sales are derived primarily through a sharing of sales concessions paid by the products being sold to clients.

9. DEPENDENCE UPON SUBSIDIARIES FOR OPERATIONS AND CASH FLOW. The Tailored Exchange Notes are obligations exclusively of the Company. Since the operations of the Company are currently conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Tailored Exchange Notes, of the Company, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Tailored Exchange Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

10. DEPENDENCE ON KEY PERSONNEL. We are dependent in a large part on the personal efforts of Robert E. Walstad, the President and Chairman of the Board of the Company, and Peter A. Quist, Vice President of the Company as well as a group of senior management personnel. The loss or unavailability of any of these persons could have a material adverse effect on us. The Company's success will also depend on its ability to attract and retain highly skilled personnel in all areas of its business. There can be no assurance that we will be able to attract and retain personnel on acceptable terms in the future. We have key man insurance policies on Mr. Walstad in the amount of $500,000, and Mr. Quist in the amount of $300,000. Loss of any of these individual's services would likely have a material adverse effect on our business.

11. COMPLIANCE REQUIREMENTS AND REGULATORY PENALTIES FOR NONCOMPLIANCE. Various aspects of our business are subject to federal and state regulation as well as "self regulatory" authorities which, depending on the nature of any noncompliance, may result in the suspension or revocation of licenses or registration, including broker/dealer, investment advisor and transfer agent licenses and registrations, as well as the imposition of civil fines and criminal penalties. Failure by the Company or any of its employees to comply with such regulations or with any of the laws, rules or regulations of Federal, State or industry authorities (principally the NASD and SEC) could result in censure, imposition of fines or other sanctions, including revocation of our right to do business or in suspension or expulsion from the NASD. Any of the foregoing would have a materially adverse effect upon us. Such regulations are designed primarily for the protection of the investing customers of securities firms rather than our debt or equity holders. Finally, there is no assurance that we, along with other fund sellers, administrators and managers will not be subjected to additional stringent regulation and publicity which may adversely affect its business. In the securities industry, in recent years, there has been an increased incidence of litigation, including court litigation, arbitration and enforcement or disciplinary proceedings by regulators.

12. REGULATORY PENALTIES FOR FAILURE TO MAINTAIN MINIMUM NET CAPITAL REQUIREMENTS. The SEC's Net Capital Rule imposes minimum financial requirements for broker/dealers. The Net Capital Rule places limits on certain of ND Capital and Ranson Capital operations, such as underwriting activities, market-making and other principal trading activities. A decrease below minimum net capital required for ND Capital and Ranson Capital could force such broker/dealers to suspend activities pending recovery of net capital. Factors which affect ND Capital and Ranson Capital net capital include the general investment climate as well our ability to obtain any assets necessary to contribute equity capital to its wholly-owned subsidiaries. Although both ND Capital and Ranson Capital currently have sufficient net capital, should our liquidity be impaired substantially as a result of any factor, and additional net capital become necessary, the continued operation of ND Capital and/or Ranson Capital could be restricted or suspended.

13. SENSITIVITY TO CHANGES IN MARKET CONDITIONS. Our revenues, like those of other firms in the fund management and retail mutual fund brokerage industry, are directly related to fluctuations in quantity of investment in mutual funds and price levels of funds under management. A significant portion of our earnings are generated from fees based on the average daily market value of the assets we administer for our clients. A rapid change in interest rates or a sudden decline in the bond markets could influence an investor's decision whether to invest or maintain an investment in a bond based mutual fund. As a result, fluctuations may occur in assets which the Company has under administration due to changes in interest rates and other investment considerations. A significant investor trend seeking alternatives to mutual fund investments could have a negative impact on our revenues by reducing the assets it administers. From time to time, we have waived, and in the future for competitive reasons, may waive certain fees normally charged to mutual funds to which it provides services.

14. ECONOMIC BUSINESS RISKS OUTSIDE THE COMPANY'S CONTROL. Both our mutual fund management and retail brokerage businesses are subject to various risks and contingencies, many of which are beyond our ability to control. These risks include economic conditions generally and in particular those affecting bond and securities markets, interest rates, discretionary income available for investment; customer inability to meet payment or delivery commitments; customer fraud; and employee misconduct and errors.

15. EXISTING AND POTENTIAL COMPETITION. The Company encounters intense competition in all aspects of its business and competes directly with many other securities firms and mutual fund managers, a significant number of which offer their customers a more extensive range of financial services, have substantially greater financial resources and may have greater operating efficiencies. While it is not possible to predict the type and extent of competitive services which banks and other institutions ultimately may offer to customers, we may be adversely affected to the extent those services are offered on a large scale. See "Business-Competition."

16. POTENTIAL BANK COMPETITION. Historically the Glass-Steagall Act, among other things, prohibited banks from engaging in the underwriting, public sale or principal distribution of and dealing in securities. Bank holding companies (either directly or through their bank or non-bank subsidiaries), however, are generally permitted to purchase and sell securities, as agent, upon the order and for the account of their customers. Federal bank regulatory agencies, including the Office of the Comptroller of the Currency (the "OCC"), have by regulatory interpretations, allowed banks to provide a wide variety of services to mutual funds, including investment advisory, administration, shareholder servicing, custodial and transfer agency services. With recent restrictions under the Glass-Steagall Act being relaxed, banks may, through strategic affiliations, seek to organize, sponsor and distribute shares of an investment company. It is possible that national, regional or local banks would consider the possibility of performing some or all of the services presently provided by us. Should such an event occur, it could have a material adverse impact on our business operations.

17. NO EXCHANGE COMMITMENT. ND Capital, Inc., a wholly owned subsidiary of ND Holdings, Inc., shall use its best efforts in the solicitation of the exchange of the Tailored Exchange Notes, but there is no commitment by any person to exchange their common stock for the Tailored Exchange Notes offered hereby. Consequently, the Company can give no assurance that any of the best efforts Tailored Exchange Notes offered hereby will be exchanged for common stock.



                           THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The purpose of the Exchange Offer is to allow tendering shareholders to replace no par common stock with interest bearing Tailored Exchange Notes issued by us. We have undertaken this refinancing to take advantage of what we believe to be favorable conditions in the market for issuance of interest
bearing debt securities.   The Exchange Offer is intended to reduce the number
of no par common shares outstanding as well as the "public float" of no par common shares available on the public market. Although the Company hereby offers to exchange Tailored Exchange Notes for up to all (with the exception of 258,000 shares held by the Company's ESOP plan) outstanding no par value common stock, it is not anticipated that all of the eligible common shares will be tendered. It is anticipated that a substantial number of no par common shares will remain in the hands of our shareholders following the completion of the Exchange Offer.

  The Board of Directors determined that a direct offer to exchange Tailored Exchange Notes issued by us for no par common shares held by our stockholders pursuant to this Exchange Offer would be in the best interests of the Company and its stockholders. The Board of Directors believes that the exchange offer at this time is consistent with our long term corporate goal of seeking to increase stockholder value and per share market price of no par common stock. However, neither the Board of Directors nor the Company makes any recommendation as to whether any stockholder should tender any or all of such stockholder's shares of no par common stock pursuant to the Exchange Offer, or as to the market value of the Tailored Exchange Notes. The Offer provides stockholders who are considering a sale of all or a portion of their shares of no par common stock with the opportunity to exchange those shares of no par common stock for interest bearing Tailored Exchange Notes. The Offer also allows stockholders to exchange only a portion of their shares of no par common stock while retaining a continuing equity interest in the Company.
Stockholders who determine not to accept the Offer will realize a proportionate increase in their interest in the Company, subject to our right to issue additional shares of no par common stock and other equity securities in the future. After consummation of the Exchange Offer, increases or decreases in our net income will be reflected in greater increases or decreases in earnings per share than is presently the case because of the smaller number of shares of no par common stock that will be outstanding, assuming we do not issue additional shares of no par common stock in the future.

  In determining whether to tender no par common stock pursuant to the Exchange Offer, stockholders should consider the possibility that they may be able to sell their no par common stock in the future on the NASDAQ OTC Electronic Bulletin Board, or otherwise, at a net price higher than the value of the Tailored Exchange Notes which they would receive in the Exchange. We can give no assurance, however, as to the price at which a stockholder may be able to sell non-tendered no par common stock in the future. No application will be made to list the Tailored Exchange Notes on the NASDAQ Electronic Bulletin Board or any other exchange. It is not anticipated that any public market for the Tailored Exchange Notes will ever develop. Common shareholders considering tender should also be aware that the Tailored Exchange Notes will be illiquid, we have no obligation to list the Tailored Exchange Notes on any exchange or to facilitate any public market for the Tailored Exchange Notes.

THE EXCHANGE OFFER; SECURITIES OFFERED

  Upon the terms and subject to the conditions of the Exchange Offer, the Company hereby offers to exchange Tailored Exchange Notes for up to all (with the exception of 258,000 shares held by the Company's ESOP plan) outstanding no par value common stock.

  The Exchange Offer will be effected on the basis that $1.35 Tailored Exchange Note face value will be exchanged for each Share of no par value common stock validly tendered and accepted for exchange in the Exchange Offer. A Tailored Exchange Note will be issued to each tendering shareholder in a face value equal to one dollar and thirty five cents ($1.35) multiplied by the total number of no par common shares tendered by the tendering shareholder. For example, a shareholder tendering a total of 1500 no par common shares would receive a Tailored Exchange Note in exchange with a face amount of $2,025 ($1.35 x 1500 no par common shares). The Tailored Exchange Notes will be unsubordinated senior obligations of the Company, paying interest at the rate of 7% per annum and will rank pari passu with all existing and future unsecured and unsubordinated Senior Indebtedness of the Company.

  Tailored Exchange Notes will not be issued in amounts of less than $675. For shareholders holding less than 500 common shares who wish to tender their shares, we will pay cash of $1.25 per share in lieu of issuing Tailored Exchange Notes to tendering holders of less than 500 shares of validly tendered no par value common stock. This cash payment provision may not be utilized by a shareholder tendering less than the total record number of shares held by such Shareholder. We will reject tenders of less than 500 no par common shares from Shareholders who hold of record and/or beneficially (whether in one or more accounts, joint or several) more than 500 no par common shares. With respect to the tender of less than 500 shares, IRA accounts will be considered separate accounts from personal accounts held by the owner of the IRA account. We reserve the right to determine in our sole judgment which of a tendering Shareholder's accounts must be combined in determining whether the Shareholder has 500 or more shares of record and/or beneficially. We reserve the right to determine in our sole judgment whether a tendering Shareholder is eligible to receive cash for a tender of less than 500 common shares.

  As of the date of this prospectus, the Company had approximately 6,643,000 issued and outstanding shares of no par common stock, and had reserved 1,049,000 shares of no par common stock for issuance upon exercise of outstanding stock warrants. All warrants have an exercise strike price greater than $1.35. On [], the last business day of the week prior to announcement of the commencement of the Exchange Offer, the closing per Share sales price as reported on the NASDAQ OTC was approximately $.[]. Stockholders are urged to obtain current market quotations for the shares of no par common stock.

EXPIRATION DATE; WITHDRAWALS

  Upon the terms and subject to the conditions of the Exchange Offer, we will accept for exchange all no par common stock validly tendered and not withdrawn prior to the Expiration Date, or if extended by us, in our sole discretion, the latest date and time to which extended. The Exchange Offer will expire on the Expiration Date. Tenders of no par common stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by us, may be withdrawn at any time after 40 business days after the date of this Prospectus. See "The Exchange Offer--Withdrawal of Tenders" and "--Expiration Date; Extensions; Amendments; Termination."

EXTENSIONS, AMENDMENTS, AND TERMINATION

  We expressly reserve the right to (i) extend, amend, or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any no par value common stock, at any time for any reason, including (without limitation) if less than $1,000,000 exchange value of no par common stock are tendered (which condition may be waived by us). See "The Exchange Offer-- Expiration Date; Extensions; Amendments; Termination."

PROCEDURES FOR TENDERING

  Each holder of no par common stock wishing to accept the Exchange Offer must
(i) properly complete and sign the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) in accordance with the instructions contained herein and therein, together with any required signature guarantees, and deliver the same to ND Resources, Inc., as Exchange Agent, at its address set forth in "The Exchange Offer--Exchange Agent and Information Agent" and either
(a) certificates for the no par common stock held by such holder must be received by the Exchange Agent at such address or (b) such no par common stock must be transferred pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures described herein. See "The Exchange Offer-- General" and "--Procedures for Tendering."

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS

  Any beneficial owner whose no par common stock are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering his no par value common stock, either make appropriate arrangements to register the ownership of such shares in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering--Signature Guarantees."

GUARANTEED DELIVERY PROCEDURES

  If a holder of no par common stock desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or no par common stock to reach the Exchange Agent before the Expiration Date or the procedure for book- entry transfer cannot be completed on a timely basis, a tender may be effected in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering--Guaranteed Delivery."

ACCEPTANCE OF NO PAR COMMON STOCK AND DELIVERY OF TAILORED EXCHANGE NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, including the reservation by us of the right to withdraw or terminate the Exchange Offer and certain other rights, we will accept for exchange all no par common stock validly tendered and not withdrawn, and will deliver the Tailored Exchange Notes to exchanging holders of no par common stock as promptly as practicable after the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer" and "--Expiration Date; Extensions; Amendments; Termination."

TAX CONSEQUENCES OF EXCHANGE

  We believe that the exchange of no par common stock for Tailored Exchange Notes should constitute a recapitalization for United States federal income tax purposes. Accordingly, holders of no par common stock who participate in the Exchange Offer generally will not recognize a gain or loss. See "Certain Federal Income Tax Considerations." INVESTORS CONSIDERING THE EXCHANGE OF NO PAR COMMON STOCK IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND ANY FUTURE DISPOSITION OF THE TAILORED EXCHANGE NOTES UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

UNTENDERED NO PAR COMMON STOCK

  Holders of no par common stock who do not tender their no par common stock in the Exchange Offer or whose no par common stock are not accepted for exchange will continue to hold such no par common stock and will be entitled to all the rights applicable thereto. See "The Exchange Offer--Trading of Tailored Exchange Notes and no par value common stock."

EXCHANGE AGENT AND INFORMATION AGENT

  ND Resources, Inc. has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to Morrow & Co., Inc., which has been retained by us to act as Information Agent for the Exchange Offer. The addresses and telephone numbers of the Exchange Agent and Information Agent are set forth in "The Exchange Offer--Exchange Agent and Information Agent."

DEALER MANAGER

  ND Capital, Inc. has been retained to act as Dealer Manager to solicit exchanges of no par common stock for Tailored Exchange Notes. Questions with respect to the Exchange Offer may be directed to ND Capital, Inc. at (701) 852-5292. We will pay the Dealer Manager a fee of three cents ($.03) per share or 2.22% of the exchange value ($1.35 per share) as of the Expiration Date for each share of no par value common stock validly tendered and accepted for exchange pursuant to the Exchange Offer. The Dealer Manager may reallocate such fee or portion of such fee to NASD Member Broker-Dealers who enter into a Tailored Exchange Note Solicitation Exchange Agreement with the Dealer Manager.

COMPARISON OF TAILORED EXCHANGE NOTES AND NO PAR VALUE COMMON STOCK

  The following is a brief summary of certain terms of the Tailored Exchange Notes and the no par value common stock. For a more complete description of the Tailored Exchange Notes, see "Description of Tailored Exchange Notes."

                               TAILORED EXCHANGE NOTES                 NO PAR VALUE COMMON STOCK
                                   ------------                          ----------------------
Issuer................            ND Holdings, Inc.                                 ND Holdings, Inc.

Maturity Date.........            December 31, 2016.                                N/A

Interest Rate.........            7 % per annum, payable in cash                    N/A
                                  semi-annually on  December 31
                                  and  June 30   of  each year,
                                  payments commencing December 31, 2001.

Voting Rights                     N/A                                               Voting on all matters

Type of Security                  Debt                                              Equity

Redemption at the
Option of the
Company...............            The Tailored Exchange Notes are redeemable        N/A
                                  at the option of the Company on and after
                                  January 1, 2003, in whole or in part,
                                  upon not less than 30 days notice nor more
                                  than 60 days notice, at the following
                                  redemption prices in effect during the
                                  12-month period beginning  January 1, 2003
                                  of each of following years (expressed as
                                  percentages of the principal amount), plus
                                  accrued and unpaid interest thereon to,
                                  excluding, the redemption date: 102% in 2003;
                                  101% in 2004; and 100% in 2005-2016; See
                                  "Description of Tailored Exchange Notes-
                                  Redemption of the Tailored Exchange Notes
                                  at the Option of the Company."

                                  12


Redemption at the
Option of the Holder
Upon a Fundamental
Change................            If a Fundamental Change occurs                    N/A
                                  at any time prior to December 31, 2004
                                  each holder of Tailored Exchange Notes
                                  shall have the right, at such
                                  holder's option, to require the
                                  Company to redeem any or all of
                                  such holder's Tailored Exchange Notes at
                                  the following redemption prices
                                  in effect during the
                                  the following years (expressed
                                  as percentages of the principal.
                                  amount), subject to adjustment
                                  in certain events, plus accrued
                                  and unpaid interest thereon to,
                                  but excluding, the Repurchase Date:
                                  102% in 2001;  101% in 2002;  100%
                                  in 2003-2004;   See
                                  "Description of Tailored Exchange Notes--
                                  Redemption at the Option of the
                                  Holder Upon a Fundamental
                                  Change."

Trading..............             No Application will be made to                    The no par common stock trades
                                  list the Tailored Exchange Notes on the           Under the symbol "NDHI" in the
                                  NASDAQ Electronic Bulletin Board or any           NASDAQ OTC Electronic Bulletin Board
                                  Other exchange or public trading facility.

                    MARKET PRICE OF THE COMMON STOCK

  The Shares are listed and traded on the NASDAQ OTC (Symbol: NDHI). The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per Share on the NASDAQ OTC as compiled from published financial sources in each of such fiscal quarters.

                                                                       HIGH             LOW
                                                                       -----           -----
Calendar Year 2000
  1st quarter...........................................             $  .72          $   .53
  2nd quarter...........................................                .94              .59
  3rd quarter...........................................                .94              .72
  4th quarter...........................................                .88              .51


Calendar Year 1999
  1st quarter...........................................               1.06              .56
  2nd quarter...........................................               1.03              .81
  3rd quarter...........................................               1.00              .69
  4th quarter...........................................                .97              .53

Calendar Year 1998
  1st quarter...........................................               2.06              1.46
  2nd quarter...........................................               1.75               .81
  3rd quarter...........................................               1.25               .81
  4th quarter...........................................                .93               .50

                                13

  A recent reported last sale price per share of the Common Stock on the NASDAQ Electronic Bulletin Board is set forth on the cover page of this Prospectus. Holders of no par common stock are urged to obtain a current market price for the Common Stock.

DIVIDENDS ON THE COMMON STOCK

  We have not paid any cash dividends on our Common Stock. The Company currently intends to retain earnings for use in its business and does not anticipate paying cash dividends to holders of its Common Stock.

CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company (i) at December 31, 2000, and (ii) as adjusted to give effect to the issuance of the Tailored Exchange Notes in the Exchange Offer on the assumption that all of the outstanding no par common stock were validly tendered and accepted for exchange as of such date. To the extent that no par common stock are not validly tendered or accepted in the Exchange Offer, the amount attributed to the Tailored Exchange Notes would decrease and the amount attributed to the no par common stock would increase. The financial data at December 31, 2000 in the following table are derived from our audited financial statements for the year ended December 31, 2000.

                                                                      DECEMBER 31, 2000
                                                                   ----------------------
                                                            ACTUAL                     AS ADJUSTED
                                                          ----------                   -----------
                                                    (DOLLARS IN THOUSANDS)

Current portion of long-term debt(1):................... $     89,948                       89,948
                                                         ============                   ==========
Long-term debt(1):

  Tailored Exchange Notes............................... $       -                       8,619,750

  Other long-term debt..................................    2,897,713                    2,897,713
                                                         ------------                   ----------
    Total long-term debt................................    2,987,661                   11,517,463
Stockholders' equity(1):

  Common stock, no par value; 20,000,000
   shares authorized, 6,643,000 shares issued and
   outstanding(2).......................................    9,716,956                    1,097,206
  Accumulated Deficit...................................   (1,297,034)                  (1,297,034)
  Accumulated other comprehensive (loss)................      (10,468)                     (10,468)
                                                         ------------                   ----------
    Total stockholders' equity(3).......................    8,409,454                     (210,296)
                                                         ------------                   ----------
      Total capitalization.............................. $ 11,397,115                   11,397,115
                                                         ============                   ==========

(1) For additional information regarding long-term debt see note 7 to the audited consolidated financial statements included in our Annual Report to Stockholders for the fiscal year ended December 31, 2000. See "Incorporation of Certain Documents by Reference."

                                    14

(2) Outstanding shares exclude 1,049,000 shares reserved for issuance for warrants currently outstanding.

(3) Although the Company hereby offers to exchange Tailored Exchange Notes for up to all (with the exception of 258,000 shares held by the Company's
     ESOP plan) outstanding no par value common stock, it is not anticipated that all of the eligible common shares will be tendered. It is anticipated that a substantial number of no par common shares will remain in the hands of our shareholders.

SELECTED CONSOLIDATED FINANCIAL DATA

  The selected operating data for each of the three years in the period ended December 31, 1998, 1999 and 2000 are derived from the audited Consolidated Financial Statements of the Company audited by Brady, Martz & Associates, P.C., independent auditors, which are incorporated by reference in this Prospectus and are qualified by reference to such Consolidated Financial Statements and related Notes thereto. The selected operating data for the years ended
December 31, 1997 and 1996 and the balance sheet data at December 31, 1997 and 1996 have been derived from audited Consolidated Financial Statements of the Company audited by Brady, Martz & Associates, P.C. that are not included or incorporated by reference herein. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto incorporated by reference herein.


                                                                                        (restated)
                                        2000              1999               1998         1997        1996
                         --------------------------------------------------------------------------------------
OPERATING REVENUES
   Fee income                        $3,144,428         $ 3,610,959        $ 3,504,684   $3,604,334  $3,114,995
   Commissions                        3,515,600             991,063            934,224      986,382     302,619
   Internet revenues                    668,980             159,037
                         --------------------------------------------------------------------------------------
        Total revenue                $7,329,008         $ 4,761,059        $ 4,438,908   $4,590,716   3,417,614

OPERATING EXPENSES
   Compensation and benefits         $ 1,464,483        $ 1,159,985        $   825,195   $  893,722     718,008
Commission Expense                     2,796,545            817,055            716,794            -           -
   General and administration exp      1,592,669          1,120,331          1,142,487    1,959,998   1,555,156
   Sales commissions amortized           587,740            599,263            630,603      546,675     464,050
   Depreciation and amortization         601,824            477,967            440,386      451,431     419,398
                                     --------------------------------------------------------------------------
        Total operating expenses     $ 7,043,261        $ 4,174,601        $ 3,755,465   $3,851,826   3,156,612


OPERATING INCOME                     $   285,747        $   586,458        $   683,443   $  738,890     261,002
                                     --------------------------------------------------------------------------

OPERATING INCOME (EXPENSES)
   Interest and other income         $   206,888        $   127,983        $    79,043   $   23,863     160,595
Interest expense                        (251,068)          (192,862)          (104,527)    (118,311)   (161,197)
----------------------------------------------------------------------------------------------------------------
         Net other income(expense)   $   (44,180)       $   (64,879)       $   (25,484)  $  (94,448)       (602)
INCOME BEFORE INCOME
TAX EXPENSE                          $   241,567        $   521,579        $   657,959   $  644,442     260,400

INCOME TAX EXPENSE                      (232,830)          (326,833)          (405,240)    (415,042)   (216,029)
----------------------------------------------------------------------------------------------------------------

NET INCOME BEFORE MINORITY
INTEREST AND CUMULATIVE EFFECT
OF AN ACCOUNTING CHANGE              $     8,737        $   194,746        $   252,719   $  229,400      44,371

MINORITY INTEREST, NET OF TAX             31,667             11,329                  0            0           0

CUMULATIVE EFFECT OF AN ACCOUNTING
CHANGE, NET OF TAX                             0           (373,455)                 0            0           0
                                     ---------------------------------------------------------------------------

NET INCOME (LOSS) AFTER MINORITY
INTEREST AND CUMULATIVE EFFECT
OF AN ACCOUNTING CHANGE               $   40,404         $  (167,380)       $   252,719  $  229,400       44,371
                                     ===========================================================================
Earnings (Loss) per share             $      .01                (.02)               .03         .03          .01

                                                         FISCAL YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------
                                            2000(1)       1999         1998         1997        1996
                                          ----------   ----------   ----------   ----------   ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Cash, cash equivalents
 and marketable
 securities.........................  $     2,600         1,935        1,042            352         167
Working capital.....................        2,609         1,761          958            996         520
Total assets........................       12,753        12,073       10,891         10,303      10,725
Long-term debt and
 other..............................        4,344         3,653        1,250          1,010       1,275
Stockholders' equity................        8,409         8,420        9,083          9,064      10,724

RATIO OF EARNINGS TO
 FIXED CHARGES(2) ..................        2.0:1         3.7:1        7.3:1          6.4:1      2.6:1

(1) Amounts reflect the May 25, 2000 acquisition of ARM Securities, Inc. which was accounted for as a purchase.
(2) For purposes of this ratio, "earnings" consist of earnings before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness and capital lease obligations and amortization of debt discount and issuance expense.


                           THE EXCHANGE OFFER

GENERAL

  Participation in the Exchange Offer is voluntary and holders of no par common stock should carefully consider whether to accept. None of the Board of Directors or the Company make any recommendation to holders of no par common stock as to whether to tender or refrain from tendering in the Exchange Offer. Holders of no par common stock are urged to consult their financial and tax advisors in making their own decisions on what action to take in light of their own particular circumstances.

  Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means (i) any person in whose name any no par common stock are registered on the books of the Company, (ii) any other person who has obtained a properly completed stock power from the registered holder, or (iii) any person whose no par common stock are held of record by The Depository Trust Company ("DTC") who desires to deliver such no par common stock by book-entry transfer at DTC.

PURPOSE OF THE EXCHANGE OFFER

  The purpose of the Exchange Offer is to allow tendering shareholders to replace no par common stock with interest bearing Tailored Exchange Notes issued by us. We have undertaken this refinancing to take advantage of what we believe to be favorable conditions in the market for issuance of interest bearing debt securities. The Exchange Offer is intended to reduce the number of no par common shares outstanding as well as the "public float" of no par common shares available on the public market.

  The Board of Directors determined that a direct offer to exchange Tailored Exchange Notes issued by us for no par common shares held by our stockholders pursuant to this Exchange Offer would be in the best interests of the Company and its stockholders. The Board of Directors believes that the exchange offer at this time is consistent with our long term corporate goal of seeking to increase stockholder value and per share market price of no par common stock. However, neither the Board of Directors nor the Company makes any recommendation as to whether any stockholder should tender any or all of such stockholder's shares of no par common stock pursuant to the Exchange Offer, or as to the market value of the Tailored Exchange Notes. The Offer provides stockholders who are considering a sale of all or a portion of their shares of no par common stock with the opportunity to exchange those shares of no par common stock for interest bearing Tailored Exchange Notes. The Offer also allows stockholders to exchange only a portion of their shares of no par common stock while retaining a continuing equity interest in the Company.
Stockholders who determine not to accept the Offer will realize a proportionate increase in their interest in the Company, subject to our right to issue additional shares of no par common stock and other equity securities in the future. After consummation of the Exchange Offer, increases or decreases in our net income will be reflected in greater increases or decreases in earnings per share than is presently the case because of the smaller number of shares of no par common stock that will be outstanding, assuming we do not issue additional shares of no par common stock in the future. In determining whether to tender shares of no par common stock pursuant to the Exchange Offer, stockholders should consider the possibility that they may be able to sell their shares of no par common stock in the future on the NASDAQ OTC Electronic Bulletin Board, or otherwise, at a net price higher than the value of the Tailored Exchange Notes which they would receive in the Exchange. We can give no assurance, however, as to the price at which a stockholder may be able to sell non-tendered shares of no par common stock in the future.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions of the Exchange Offer, we will exchange Tailored Exchange Notes for up to all (with the exception of 258,000 shares held by the Company's ESOP plan) of the outstanding no par value common stock. The Exchange Offer will be effected on the basis that $1.35 Tailored Exchange Note face value will be exchanged for each Share of no par value common stock validly tendered and accepted for exchange in the Exchange Offer. A Tailored Exchange Note will be issued to each tendering shareholder in a face value equal to one dollar and thirty five cents ($1.35) multiplied by the total number of no par common shares tendered by the tendering shareholder. For example, a shareholder tendering a total of 1500 no par common shares would receive a Tailored Exchange Note in exchange with a face amount of $2,025 ($1.35 x 1500 no par common shares).

  Tailored Exchange Notes will not be issued in amounts of less than $675. For shareholders holding less than 500 common shares who wish to tender their shares, the Company will pay cash of $1.25 per share in lieu of issuing Tailored Exchange Notes to tendering holders of less than 500 shares of validly tendered no par value common stock. This cash payment provision may not be utilized by a shareholder tendering less than the total record number of shares held by such Shareholder. We will reject tenders of less than 500 no par common shares from Shareholders who hold of record and/or beneficially (whether in one or more accounts, joint or several) more than 500 no par common shares. With respect to the tender of less than 500 shares, IRA accounts will be considered separate accounts from personal accounts held by the owner of the IRA account. We reserve the right to determine in our sole judgment which of a tendering Shareholder's accounts must be combined in determining whether the Shareholder has 500 or more shares of record and/or beneficially. We reserve the right to determine in our sole judgment whether a tendering Shareholder is eligible to receive cash for a tender of less than 500 common shares.

  Upon the terms and subject to the conditions of the Exchange Offer, we will accept for exchange all no par common stock validly tendered and not withdrawn as promptly as practicable after the Expiration Date unless the Exchange Offer has been withdrawn or terminated. We will not accept no par common stock for exchange prior to the Expiration Date. We expressly reserves the right, in our sole discretion, to delay acceptance for exchange of no par common stock tendered under the Exchange Offer or the exchange of Tailored Exchange Notes for the no par common stock accepted for exchange (subject to Rules 13e-4 and 14e-1 under the Exchange Act, which require that we consummate the Exchange Offer or return the no par common stock deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the Exchange Offer), or to withdraw or terminate the Exchange Offer and not accept any no par common stock at any time for any reason. In all cases, except to the extent waived by us, delivery of the Tailored Exchange Notes in exchange for the no par common stock accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such no par common stock (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal, and any other documents required thereby.

  As of the date of this prospectus, we had approximately 6,643,000 issued and outstanding shares of no par common stock, and had reserved 1,049,000 shares of no par common stock for issuance upon exercise of outstanding stock warrants ("Warrants"). This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders as of such date.

  The Company shall be deemed to have accepted validly tendered no par common stock (or defectively tendered no par common stock with respect to which the Company has waived such defect) when, as and if we have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Tailored Exchange Notes from the Company and remitting such Tailored Exchange Notes to tendering holders. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Tailored Exchange Notes in exchange for no par common stock will be made as promptly as practicable after the Expiration Date.

  If any tendered no par common stock are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein, or otherwise, unless otherwise requested by the Holder under "Special Delivery Instructions" in the Letter of Transmittal, such no par common stock will be returned, without expense, to the tendering Holder thereof (or in the case of no par common stock tendered by book-entry transfer into the Exchange Agent's account at DTC, such no par common stock will be credited to an account maintained at DTC designated by the participant therein who so delivered such no par value common stock), as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

  We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  Holders who tender no par common stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes, with respect to the exchange of no par common stock pursuant to the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

  The Exchange Offer will expire on the Expiration Date. We reserve the right to extend the Exchange Offer in our sole discretion at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by issuing a press release. During any extension of the Exchange Offer, all no par common stock previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer.

  We expressly reserve the right to (i) extend, amend or modify the terms of the Exchange Offer in any manner, including (without limitation) the form of the consideration or the formula for calculating the amount of the consideration to be paid pursuant to the Exchange Offer and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any no par value common stock, at any time for any reason, including (without limitation) if less than $1,000,000 exchange value of no par common stock are tendered (which condition may be waived by us). If the Company makes a material change in the terms of the Exchange Offer or if it waives a material condition of the Exchange Offer, we will extend the Exchange Offer. The minimum period for which the Exchange Offer will be extended following a material change or waiver, other than a change in the amount of the no par common stock being sought for exchange or in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. With respect to a change in the amount of the no par common stock being sought or in the consideration offered, the Exchange Offer will be extended for a minimum of ten business days following public announcement of such change. Any withdrawal or termination of the Exchange Offer will be followed as promptly as practicable by public announcement thereof. In the event we withdraw or terminate the Exchange Offer, it will give immediate notice to the Exchange Agent, and all no par common stock theretofore tendered pursuant to the Exchange Offer will be returned promptly to the tendering holders thereof.
See "--Withdrawal of Tenders."

INTEREST ON THE TAILORED EXCHANGE NOTES

  The Tailored Exchange Notes will bear interest at the annual rate set forth on the cover of this Prospectus from and including the Expiration Date.

PROCEDURES FOR TENDERING

  The tender of no par common stock by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Each Holder of no par common stock wishing to accept the Exchange Offer must
(i) properly complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions contained herein and therein, together with any required signature guarantees, and deliver the same to the Exchange Agent, at either of its addresses set forth in "--Exchange Agent and Information Agent" (unless such no par common stock are delivered in accordance with the procedures set forth below under "--Book-Entry Transfer") and either (a) certificates for the no par common stock held by such Holder must be received by the Exchange Agent at either of such addresses or (b) such no par common stock must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below.

  LETTERS OF TRANSMITTAL, NO PAR COMMON STOCK AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, ND RESOURCES, INC., NOT TO THE COMPANY, THE DEALER MANAGER, OR THE INFORMATION AGENT.

  Signature Guarantees. If tendered no par common stock are registered in the name of the signer of the Letter of Transmittal and the Tailored Exchange Notes to be issued in exchange therefor are to be issued (and any untendered no par common stock are to be reissued) in the name of the registered Holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner of the no par value common stock), the signature of such signer need not be guaranteed. If the tendered no par common stock are registered in the name of someone other than the signer of the Letter of Transmittal, such tendered shares must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered Holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a financial institution (including most banks, savings and loan associations, and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or The New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Tailored Exchange Notes and/or no par common stock not exchanged are to be delivered to an address other than that of the registered Holder appearing on the register for the no par value common stock, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution. Any beneficial owner whose no par common stock are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering his no par value common stock, either make appropriate arrangements to register the ownership of such no par common stock in such owner's name or obtain a properly completed stock power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

  THE METHOD OF DELIVERY OF NO PAR COMMON STOCK AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PRIOR INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

  BOOK-ENTRY TRANSFER. The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the no par common stock at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of no par common stock by causing DTC to transfer such no par common stock into the Exchange Agent's account with respect to the no par common stock in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfers. However, the exchange for no par common stock so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of no par common stock into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from a participant tendering no par common stock that is the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant. See "Book-Entry System--The Depository Trust Company."

  GUARANTEED DELIVERY. If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or no par common stock to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, prior to the Expiration Date, a letter, a telegram, or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the no par common stock are registered and, if the no par common stock are held in certificated form, the certificate number of the no par common stock to be tendered, and stating that the tender is being made thereby and guaranteeing that within three trading days after the date of execution of such letter, telegram, or facsimile transmission by the Eligible Institution, the no par value common stock, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (and any other required documents), or a confirmation of book-entry transfer of such no par common stock into the Exchange Agent's account at DTC, will be delivered by such Eligible Institution. Unless the no par common stock being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents) or a confirmation of book-entry transfer of such no par common stock into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures is received, we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent and the Information Agent.

  MISCELLANEOUS. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for exchange of any tender of no par common stock will be determined by us, whose determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any no par value common stock, and our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. None of the Company, the Exchange Agent, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Tenders of no par common stock involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. No par common stock received by the Exchange Agent that is not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder (or in the case of no par common stock tendered by book-entry transfer into the Exchange Agent's account at DTC, such no par common stock will be credited to an account maintained at DTC designated by the participant therein who so delivered such no par value common stock), unless otherwise requested by the Holder in the Letter of Transmittal, as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering no par common stock for exchange (the "Transferor") exchanges, assigns, and transfers such no par common stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause such no par common stock to be assigned, transferred, and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign, and transfer the no par common stock and to acquire Tailored Exchange Notes issuable upon the exchange of such tendered no par value common stock, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered no par value common stock, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute, and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment, and transfer of tendered no par common stock or transfer ownership of such no par common stock on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy, or incapacity of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors, and administrators of such Transferor.

WITHDRAWAL OF TENDERS

  Tenders of no par common stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by us, may be withdrawn at any time after 40 business days after the date of this Prospectus.

  To be effective, a written notice of withdrawal delivered by mail, hand delivery, or facsimile transmission must be received on a timely basis by the Exchange Agent at the address set forth in the Letter of Transmittal. The method of notification is at the risk and election of the Holder. Any such notice of withdrawal must specify (i) the Holder named in the Letter of Transmittal as having tendered no par common stock to be withdrawn, (ii) if no par common stock are held in certificated form, the certificate numbers of such no par common stock to be withdrawn, (iii) that such Holder is withdrawing his election to have such no par common stock exchanged, and (iv) the name of the registered Holder of such no par value common stock, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the no par common stock being withdrawn. The Exchange Agent will return the properly withdrawn no par common stock promptly following receipt of notice of withdrawal. If no par common stock have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn no par common stock and otherwise comply with DTC's procedures. All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by us, and such determination will be final and binding on all parties. Withdrawals of tenders of no par common stock may not be rescinded and any no par common stock withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Properly withdrawn no par value common stock, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Date. See "-- Procedures for Tendering."

EXCHANGE AGENT AND INFORMATION AGENT

  ND Resources, Inc. has been appointed as Exchange Agent for the Exchange Offer. Deliveries to the Exchange Agent should be as follows:

                           THE EXCHANGE AGENT:

                           ND RESOURCES, INC.

               By Hand or Overnight Courier or By Mail:

                           1 North Main Street
                       Minot, North Dakota  58703


                       By Facsimile Transmission
                    (For Eligible Institutions Only):

                            (701) 852-2548

                         Confirm by Telephone:

                            (701) 857-0230

  The Exchange Agent, ND Resources, Inc., an SEC registered Securities Transfer Agency, is a wholly owned subsidiary of ND Holdings, Inc. Shareholders should be aware of a potential conflict of interest or other risks which could arise as a result of this entity acting in fiduciary capacities with respect to the exchange offering.

  ND Resources, Inc. is the transfer agent and registrar for our publicly traded no par common stock and regularly performs services for us and our affiliates.

  Morrow & Co., Inc. has been retained to act as the independent Information Agent. Questions and requests for assistance regarding the Exchange Offer, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery may be directed to the Information Agent at:

                          THE INFORMATION AGENT:

                            MORROW & CO., INC.

                      445 Park Avenue - 5th Floor
                       New York, New York  10022

                 Banks or Brokers Call: (800) 654-2468

             For Information call toll free: (800) 607-0088


  We will pay the Exchange Agent and Information Agent reasonable and customary fees for their services and will reimburse them for all their reasonable out-of-pocket expenses in connection therewith.

DEALER MANAGER

  ND Capital, Inc., as Dealer Manager, has agreed to solicit exchanges of no par value common stock. We will pay the Dealer Manager a fee of three cents ($.03) per share or 2.22% of the exchange value ($1.35 per share) as of the Expiration Date for each share of no par value common stock validly tendered and accepted for exchange pursuant to the Exchange Offer. The Dealer Manager may reallocate such fee or portion of such fee to NASD Member Broker-Dealers who enter into a Tailored Exchange Note Solicitation Exchange Agreement with the Dealer Manager. Additional solicitation may be made by telecopier, by telephone, or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

  The Dealer Manager, ND Capital, Inc., an NASD member Broker-Dealer is a wholly owned subsidiary of the Company. Shareholders should be aware of a potential conflict of interest or other risks which could arise as a result of this entity acting in fiduciary capacities with respect to the exchange offering.

  ND Capital, Inc., the Dealer Manager, engages in transactions with, and performs services for the Company and affiliates of the Company on a regular basis.

TRADING OF TAILORED EXCHANGE NOTES AND NO PAR COMMON STOCK

  No application will be made to list the Tailored Exchange Notes on the NASDAQ Electronic Bulletin Board or any other exchange. It is not anticipated that any public market for the Tailored Exchange Notes will develop or continue after the Exchange Offer. We have no obligation to list the Tailored Exchange Notes on any exchange or to facilitate any public market for the Tailored Exchange Notes.

  The no par common stock currently trades on the NASDAQ OTC Electronic Bulletin Board. Holders of no par common stock who do not tender their no par common stock in the Exchange Offer or whose no par common stock are not accepted for exchange will continue to hold such no par common stock and will be entitled to all the rights and preferences, and will be subject to all of the limitations applicable thereto. As of the date of this prospectus, we had approximately 6,643,000 issued and outstanding shares of no par common stock, and had reserved 1,049,000 shares of no par common stock for issuance upon exercise of outstanding stock warrants. All warrants have an exercise strike price greater than $1.35. On [], the last business day of the week prior to announcement of the commencement of the Exchange Offer, the closing per Share sales price as reported on the NASDAQ OTC was approximately $.[]. Stockholders are urged to obtain current market quotations for the shares of no par common stock. To the extent that no par common stock are tendered and accepted in the Exchange Offer, the liquidity and trading market for the no par common stock outstanding following the Exchange Offer, and the terms upon which such no par common stock could be sold, could be adversely affected.


TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NO PAR COMMON STOCK IN CONNECTION WITH THE EXCHANGE OFFER

  Except as described herein, there are no contracts, arrangements, understandings, or relationships in connection with the Exchange Offer between the Company or any of its directors or executive officers and any person with respect to any securities of the Company, including the Tailored Exchange Notes and the no par value common stock.

FEES AND EXPENSES; TRANSFER TAXES

  The expenses of soliciting tenders of no par common stock will be borne by us. For compensation to be paid to the Dealer Manager, see "-- Dealer Manager." The total expenses to be incurred by us in connection with the Exchange Offer, other than fees payable to the Dealer Manager, but including the expenses of the Dealer Manager, printing, accounting, and legal fees, and the fees and expenses of the Exchange Agent and the Information Agent are estimated to be approximately $50,000.

  We shall pay all transfer taxes, if any, applicable to the transfer and exchange of no par common stock to us or our order pursuant to the Exchange Offer. If, however, certificates representing Tailored Exchange Notes or no par common stock are not tendered or accepted for exchange, are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder(s) of such no par common stock tendered, or if a transfer tax is imposed for any reason other than the exchange of no par common stock with the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered Holder(s) or any other person) will be payable by the tendering Holder(s). If satisfactory evidence of payment of such taxes or exception therefrom is not submitted, the amount of such transfer taxes will be billed directly to such tendering Holder.


                 DESCRIPTION OF TAILORED EXCHANGE NOTES

GENERAL

  The Tailored Exchange Notes are unsecured unsubordinated obligations of the Company and mature on December 31, 2016. The Tailored Exchange Notes will be not be issued under an indenture agreement. The form of Tailored Exchange
Note Certificate is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summaries of certain provisions of the Tailored Exchange Notes and the form of Tailored Exchange Notes
Certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Tailored Exchange Notes and the form Tailored Exchange Note Certificate, including the definitions therein. Wherever particular provisions or defined terms of the form of Tailored Exchange Note Certificate are referred to, such provisions or defined terms are incorporated herein by reference. As used in this "Description of Tailored Exchange Notes," the "Company" refers to ND Holdings, Inc. and does not, unless the context otherwise indicates, include its subsidiaries.

  The term "Senior Indebtedness" means the principal of, premium, if any, and interest on, and any other amounts due on or in connection with any Indebtedness (as defined) of the Company (including, without limitation, fees, costs and expenses), whether outstanding on the date of the Tailored Exchange Note or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing); provided, however, that Senior Indebtedness does not include (i) Indebtedness evidenced by the no par value common stock, (ii) Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned by us, (iii) accounts payable or other indebtedness to trade creditors created or assumed by us in the ordinary course of business and (iv) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the no par value common stock. The term "Indebtedness" means, with respect to any person, (i) any obligation, contingent or otherwise, of such person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof),
(b) evidenced by a note, debenture, stock or similar instrument issued for money, (c) for the payment of any money under a lease required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) in respect of letters of credit (including reimbursement obligations with respect thereto), local guarantees or bankers' acceptances issued for the account of such person or (e) to pay the deferred purchase price of property or services; (ii) any obligation secured by a mortgage, pledge or other lien on the assets or property of such person which is (x) given to secure all or a part of the purchase price of property subject thereto, whether given to the vendor of such property or to another person, or (y) existing on property at the time of acquisition thereof; (iii) obligations under currency exchange or purchase agreements and interest rate protection agreements or similar arrangements; (iv) obligations of such person under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness of others of the kinds referred to in clauses (i) through (iii) above; and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or (iv). The Tailored Exchange Notes will constitute Senior Indebtedness under the Tailored Exchange Note Certificate.

  The Tailored Exchange Notes are obligations exclusively of the Company. Since the operations of the Company are currently conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Tailored Exchange Notes, of the Company, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Tailored Exchange Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

  Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Tailored Exchange Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

  The Tailored Exchange Notes will bear interest at the rate of seven percent (7%) per annum, payable semi-annually on December 31 and June 30 each year, commencing December 31, 2001. We may not reissue a Tailored Exchange Note that has matured, been redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

   Payments of principal and interest on the Tailored Exchange Notes will be payable, the transfer of the Tailored Exchange Notes will be registrable, and Tailored Exchange Notes will be exchangeable for Tailored Exchange Notes of other denominations of a like aggregate principal amount, at the office of the Exchange Agent: ND Resources, Inc. 1 North Main Street, Minot, North Dakota 58703; provided that the payment of interest may be made at the option of the Company by check mailed to the address of, or by wire transfer to the account of, the person entitled thereto and that the payment of principal with respect to any Tailored Exchange Note will be made only upon surrender of such Tailored Exchange Note to the Tailored Exchange Notes Exchange Agent.

  Distribution payments on the Tailored Exchange Notes are made directly to registered holders of Tailor Exchange Notes. Payments to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Depository Participant and not of ND Resources, Inc. or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to Direct and Indirect Depository Participants is the responsibility of the Company, disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Depository Participants.

  The Tailored Exchange Note Certificate does not limit the ability of the Company to incur additional indebtedness.

REDEMPTION OF THE TAILORED EXCHANGE NOTES AT THE OPTION OF THE COMPANY

  No sinking fund is provided for the Tailored Exchange Notes. Prior to December 31, 2002, the Tailored Exchange Notes will not be redeemable at the option of the Company. Beginning on January 1, 2003, we may redeem the Tailored Exchange Notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice at the following prices (expressed as percentages of the principal amount), together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

            YEAR                                      REDEMPTION PRICE
            ----                                      ----------------

           2003.......................................      102%
           2004.......................................      101%
           and 100% at, 2005-2016;

provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Tailored Exchange Notes being redeemed. No Tailored Exchange Notes may be redeemed by the Company if an Event of Default with the respect to the payment of interest on the Tailored Exchange Notes has occurred and is continuing.

  If fewer than all of the Tailored Exchange Notes are to be redeemed, the Tailored Exchange Notes Exchange Agent, ND Resources will select the Tailored Exchange Notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any Tailored Exchange Note is to be redeemed in part only, a new Tailored Exchange Note or Tailored Exchange Notes in principal amount equal to the unredeemed principal portion thereof will be issued.

DEATH OF REGISTERED HOLDER

  On request of the representative of the estate of a registered holder of a Tailored Exchange Note, the Company will consider, and if sufficient cash is available, may, but is not obligated to, redeem the Tailored Exchange Note held by the estate of the deceased registered holder at face value. We will allocate $50,000 per year for such potential redemptions. Our ability to allocate funds for such redemptions is dependent upon future earnings, cash flows, capital expenditures and other factors beyond our control.

REDEMPTION AT THE OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

  If a Fundamental Change (as defined) occurs at any time prior to December 31, 2004, each holder of Tailored Exchange Notes shall have the right, at the holder's option, to require us to redeem any or all of such holder's Tailored Exchange Notes on the date (the "Repurchase Date") that is 45 days after the date of our notice of such Fundamental Change.

  We shall redeem such Tailored Exchange Notes at a price (expressed as a percentage of the principal amount) equal to (i) 102% if the Repurchase Date is during the period ending December 31, 2001; (ii) 101% if the Repurchase Date is during the 12-month period beginning, January 1, 2002; and (iii) 100% in calendar years 2003 through 2004. In each case, we shall also pay accrued interest on the redeemed Tailored Exchange Notes to, but excluding, the Repurchase Date; provided that, if such Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Tailored Exchange Notes on the relevant record date.

  We shall mail to all holders of record of the Tailored Exchange Notes a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. To exercise the redemption right, holders of Tailored Exchange Notes must deliver, on or before the 30th day after the date of our notice of a Fundamental Change, the Tailored Exchange Notes to be so redeemed, duly endorsed for transfer, together with the form entitled "Option to Elect Redemption Upon a Fundamental Change" on the reverse thereof duly completed, to the Company (or an agent designated by us for such purpose).

  The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices. A reorganization or recapitalization of the Company by a merger with a subsidiary of the Company or reincorporation in another state shall not be deemed to constitute a Fundamental Change.

  We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of Tailored Exchange Note holders in the event of a Fundamental Change. The redemption rights of the holders of Tailored Exchange Notes could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

  No Tailored Exchange Notes may be redeemed at the option of holders upon a Fundamental Change if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" (other than a default in the payment of the redemption price in the event of a Fundamental Change with respect to such Tailored Exchange Notes).

MERGERS AND SALES OF ASSETS BY THE COMPANY

  We may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other items, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all obligations of the Company under the Tailored Exchange Notes and the Tailored Exchange Note Certificate, and (ii) the Company or such successor person shall not immediately thereafter be in default under the Tailored Exchange Note Certificate. Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Tailored Exchange Notes and the Tailored Exchange Note Certificate. Certain such transactions which would constitute a Fundamental Change would permit each holder to require the Company to redeem the Tailored Exchange Notes of such holder as described under "Redemption at the Option of the Holder Upon a Fundamental Change."

EVENTS OF DEFAULT; NOTICE AND WAIVER

  Under the Tailored Exchange Note Certificate, Events of Default are defined as: (i) default in payment of the principal of, or premium, if any, on the Tailored Exchange Notes; (ii) default for 30 days in the payment of any installment of interest on the Tailored Exchange Notes; (iii) failure by us to comply with any of our other agreements in the Tailored Exchange Notes or the Tailored Exchange Note Certificate upon the receipt by us of notice of such default by holders of not less than 25% in aggregate principal amount of the Tailored Exchange Notes then outstanding and our failure to cure such default within 60 days after receipt by us of such notice; or (iv) certain events of bankruptcy or insolvency.

  The Tailored Exchange Note Certificate provides that, if an Event of Default specified therein shall have happened and be continuing, the holders of not less than 25% in aggregate principal amount of the Tailored Exchange Notes then outstanding may declare the principal of and accrued interest on the Tailored Exchange Notes to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal of, premium, if any, and accrued and unpaid interest on the Tailored Exchange Notes shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the non- payment of principal of, premium, if any, and interest on any of the Tailored Exchange Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of the Tailored Exchange Notes then outstanding. Interest shall accrue and be payable on demand upon a default in the payment of the principal of, premium, if any, accrued interest, or any redemption price to the extent that payment of such interest shall be legally enforceable.

  However, the right of any holder (x) to receive payment of the principal amount, premium, if any, and any interest in respect of a default in the payment of any such amounts on a Tailored Exchange Note, on or after the due date expressed in such Tailored Exchange Note, or (y) to institute suit for the enforcement of any such payments or conversion shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount of the outstanding Tailored Exchange Notes may waive an existing default and its consequences, other than (i) any default in any payment on the Tailored Exchange Notes, (ii) any default with respect to the conversion rights of the Tailored Exchange Notes or (iii) any default in respect of certain covenants or provisions in the Tailored Exchange Note Certificate which may not be modified without the consent of the holder of each Tailored Exchange Note as described in "Modification" below.

MODIFICATION

  Without the consent of any holder of Tailored Exchange Notes, we may amend the Tailored Exchange Note Certificate to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Tailored Exchange Note Certificate or to make any change that does not adversely affect the rights of any holder of Tailored Exchange Notes.

  Modification and amendment of the Tailored Exchange Note Certificate or the Tailored Exchange Notes may be effected by us with the consent of the holders of not less than a majority in aggregate principal amount of the Tailored Exchange Notes then outstanding, except that no such modification or amendment shall (i) extend the fixed maturity of any Tailored Exchange Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to redeem any Tailored Exchange Note upon the happening of any Fundamental Change in a manner adverse to holders of Tailored Exchange Notes, or impair the right of a holder to institute suit for the payment thereof subject to the terms set forth in the Tailored Exchange Note Certificate, without the consent of each holder of a Tailored Exchange Note so affected, or (ii) reduce the aforesaid percentage of Tailored Exchange Notes whose holders are required to consent to any such supplemental indenture, without the consent of the holders of all of the Tailored Exchange Notes then outstanding.

INFORMATION CONCERNING THE TAILORED EXCHANGE NOTES REGISTRAR

  ND Resources, Inc., the Tailored Exchange Notes Transfer Agent and Registrar under the Tailored Exchange Note Certificate, has been appointed by us as the paying agent, conversion agent, and registrar with regard to the Tailored Exchange Notes. ND Resources is the transfer agent and registrar with regard to our no par value common stock and regularly performs fiduciary services for the Company and entities affiliated with the Company.

The Exchange Agent, ND Resources, Inc., an SEC registered Securities Transfer Agency, is a wholly owned subsidiary of the Company. Shareholders should be aware of a potential conflict of interest or other risks which could arise as a result of this entity acting in fiduciary capacities with respect to the exchange offering.

DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, no par value. As of the date of this prospectus, we have approximately 6,643,000 issued and outstanding shares of no par common stock, and had reserved 1,049,000 shares of no par common stock for issuance upon exercise of outstanding stock warrants.

COMMON STOCK

  Each share of Common Stock entitles the holder to one vote on matters submitted to a vote of the stockholders. The Common Stock is not convertible and has no preemptive rights. There are no redemption provisions with respect to the Common Stock.

  The transfer agent for our Common Stock is ND Resources, Inc.   The  address
for ND Resources, Inc. is 1 North Main Street, Minot, North Dakota 58703.

CERTAIN CHARTER PROVISIONS


  Our Articles of Incorporation and Bylaws do not contain specific procedural provisions that could have the effect of delaying, deferring or preventing a
change in control of the Company.   The North Dakota Statute under which the
Company is incorporated requires that all directors of the Company be residents of the state of North Dakota.

               CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the material, anticipated United States federal income tax consequences relating to the Exchange Offer and the ownership and disposition of the Tailored Exchange Notes (and Common Stock received upon a conversion of Tailored Exchange Notes) by holders that receive their Tailored Exchange Notes in the Exchange Offer. In addition, portions of this discussion are based on areas in which the Internal Revenue Code of 1986, as amended (the "Code") and the Income Tax Regulations promulgated thereunder (the "Regulations") do not provide any clear guidance, and the administrative rulings and judicial decisions do not provide a clear resolution. This discussion does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their personal circumstances, the United States federal income tax consequences to certain types of holders subject to special treatment under the Code (e.g., life insurance companies, tax exempt organizations, financial institutions, dealers in securities or currencies, and persons holding common shares or Tailored Exchange Notes as a part of a hedging or conversion transaction or a straddle), or the effect of any applicable state, local or foreign tax laws. The discussion assumes that the no par common stock are held, and the Tailored Exchange Notes will be held, as "capital assets" within the meaning of Section 1221 of the Code.

  This discussion is based upon provisions of the Code, the Regulations, and judicial and administrative interpretations thereof, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the Service with respect to the federal income tax consequences of the Exchange Offer.

 INVESTORS CONSIDERING THE EXCHANGE OF NO PAR COMMON STOCK IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE TAILORED EXCHANGE NOTES UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

  As used herein, a "U.S. Holder" means a beneficial holder of no par common stock or Tailored Exchange Notes received in the Exchange Offer that is a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in
Section 7701(a)(30) of the Code and any other person whose income or gain with respect to a Tailored Exchange Note is effectively connected with the conduct of a United States trade or business. A "non-U.S. Holder" is any holder other than a U.S. Holder.

TREATMENT OF EXCHANGE OFFER

  The tax treatment of a U.S. Holder's exchange of no par common stock for Tailored Exchange Notes pursuant to the Exchange Offer may vary depending on whether that exchange is treated as part of a recapitalization, which is generally nontaxable except to the extent of the lesser of any gain realized or "boot" (i.e., non-qualifying consideration) received. Under the Code, the exchange of no par common stock for Tailored Exchange Notes pursuant to the Exchange Offer will be treated as a recapitalization only if both the no par common stock and the Tailored Exchange Notes constitute "securities" within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the facts and circumstances surrounding the origin and nature of these equity and debt instruments respectively and upon the interpretation of numerous judicial decisions.

  Assuming the exchange of no par common stock for Tailored Exchange Notes constitutes a recapitalization, a U.S. Holder will receive a tax basis in the Tailored Exchange Notes equal to the U.S. Holder's adjusted tax basis in the no par common stock exchanged therefor, plus any gain recognized by the U.S. Holder in the Exchange Offer, and the U.S. Holder's holding period for the Tailored Exchange Notes will include the period in which the U.S. Holder held the no par value common stock.

  If the exchange of no par common stock for Tailored Exchange Notes does not constitute a recapitalization, a U.S. Holder generally will recognize gain or loss on the exchange of no par common stock for Tailored Exchange Notes equal to the difference between (i) the issue price of the Tailored Exchange Notes received and (ii) the U.S. Holder's adjusted tax basis in the no par value common stock. A U.S. Holder will receive a tax basis in the Tailored Exchange Notes equal to the fair market value of the Tailored Exchange Notes, and the U.S. Holder's holding period for the Tailored Exchange Notes will commence on the date after the Exchange Offer is consummated.

  Any gain or loss recognized by a U.S. Holder (including amounts attributable to any "boot" considered received) will be long-term capital gain or loss if the U.S. Holder has held the no par common stock for more than one year.

   For tax purposes, the Exchange Offer should generally be considered to take place on the Expiration Date.

  The remainder of this discussion assumes the Exchange Offer constitutes a recapitalization.

TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF TAILORED EXCHANGE NOTES

  Stated Interest on the Tailored Exchange Notes
  ----------------------------------------------

  The stated interest on the Notes will be includable in a U.S. Holder's gross income as ordinary income for United States federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of tax accounting.

  We anticipate that the Tailored Exchange Notes will be issued with de minimis original issue discount (as defined below). Accordingly, the Company anticipates that a U.S. Holder will not be subject to tax on original issue discount but instead will be subject to tax only on stated interest on the Tailored Exchange Notes in the manner set forth above. If, however, the issue price of the Tailored Exchange Notes is determined to be significantly less than the stated redemption price at maturity of the Tailored Exchange Notes amount determined by us as described above with the effect that the original issue discount on the Tailored Exchange Notes is no longer considered to be de minimis, the United States federal income tax consequences set forth below will apply.

  The amount of original issue discount on a debt instrument generally is equal to the difference between the stated redemption price at maturity of the debt instrument and the debt instrument's issue price. However, if the original issue discount on a debt instrument is less than 1/4 of 1 percent of the stated redemption price at maturity of the debt instrument multiplied by the number of complete years to maturity, the original issue discount on the debt instrument is considered de minimis and will be deemed to be zero. The stated redemption price at maturity of a debt instrument will equal the sum of all amounts provided under the debt instrument, regardless of whether denominated as principal or interest, other than "qualified stated interest" payments. For such purposes, "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. The stated interest on the Tailored Exchange Notes will constitute "qualified stated interest."

  A U.S. Holder (other than holders with amortizable bond premium or offsetting acquisition premium) must include any original issue discount on the Tailored Exchange Notes as ordinary interest income as it accrues (in advance of the receipt of any cash payments attributable to such income) in accordance with a constant yield method based on a compounding of interest, regardless of such U.S. Holder's regular method of tax accounting. Subject to making an appropriate election, a U.S. Holder generally will be permitted to include all interest that accrues or is to be paid on the Tailored Exchange Notes (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest as adjusted by any amortizable bond premium or acquisition premium) in income under the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

 Amortizable Bond Premium and Acquisition Premium
 ------------------------------------------------

  As discussed above, a U.S. Holder's initial tax basis in the Tailored Exchange Notes will depend in part on the tax treatment of the Exchange Offer to such U.S. Holder, including whether the U.S. Holder reports a gain as a result thereof. If a U.S. Holder's initial tax basis in the Tailored Exchange Notes is greater than the stated redemption price at maturity, such U.S. Holder generally will not be required to include original issue discount, if any, in income.

  If a U.S. Holder's initial tax basis in the Tailored Exchange Notes is greater than the issue price of the Tailored Exchange Notes but less than the stated redemption price at maturity, such U.S. Holder generally will be considered to have "acquisition premium" with respect to the Tailored Exchange Notes, which may reduce the amount of original issue discount, if any, that the U.S. Holder is required to include in income.

 Sale, Exchange or Retirement of the Tailored Exchange Notes
 -----------------------------------------------------------

  A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of Tailored Exchange Notes equal to the difference between the amount realized on the sale, exchange or retirement of the Tailored Exchange Notes and the U.S. Holder's adjusted tax basis in the Tailored Exchange Notes. Any gain or loss recognized on the sale, exchange or retirement of Tailored Exchange Notes will generally be long-term capital gain or loss if the U.S. Holder has held the Tailored Exchange Notes for more than one year (other than amounts attributable to accrued interest).

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Payments on the Tailored Exchange Notes made by us or any paying agent of the Company, and payments of dividends on the Common Stock, to certain non-corporate holders of the Tailored Exchange Notes or Common Stock generally will be subject to information reporting and possible to "backup withholding" at a rate of 31%. Information reporting and backup withholding will not apply, however, to payments made on a Tailored Exchange Note if the certification described in clause (i) under "Non-U.S. Holders--Withholding Tax on Payments of Principal and Interest on the Tailored Exchange Notes" above is received, provided in each case that the payor does not have actual knowledge that the holder is a U.S. Holder, or to payments made on the Common Stock if such payments are subject to the 30% (or reduced treaty rate) withholding tax described above under "Non-U.S. Holders--The Common Stock."

  Payment of proceeds from the sale of a Tailored Exchange Note or Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the United States of the proceeds of the sale of a Tailored Exchange Note or Common Stock to or through a foreign office of a "broker" (as defined in applicable U.S. Treasury Department regulations) will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is from a United States trade or business, information reporting will apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

  Any amounts withheld from a payment to a non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax, and may entitle such holder to a refund, provided that the required information is furnished to the Service.

                             LEGAL MATTERS

  Certain matters relating to the validity of the Tailored Exchange Notes offered hereby will be passed upon for us by Dihle & Co., P.C., Byers, Colorado. Certain tax matters will be passed upon for us by Dihle & Co., P.C., Byers, Colorado.

                               EXPERTS

  The consolidated financial statements and financial statement schedule of the Company and its subsidiaries incorporated by reference and included in our Annual Report on Form 10-KSB for the year ended December 31, 2000 have been audited by Brady, Martz & Associates, P.C., independent auditors, as set forth in their reports thereon incorporated by reference and included therein, and incorporated by reference herein. Such consolidated financial statements and financial statement schedule are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                        AVAILABLE INFORMATION

  We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549,
500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy statements, and other information concerning the Company, which files electronically with the Commission.

  This Prospectus constitutes a part of a combined registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by us with the Commission under the Securities Act. This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                         THE EXCHANGE AGENT:

                         ND RESOURCES, INC.

              By Hand or Overnight Courier or By Mail:

                        1 North Main Street
                     Minot, North Dakota  58703


                     By Facsimile Transmission
                 (For Eligible Institutions Only):

                         (701) 852-2548

                      Confirm by Telephone:

                         (701) 857-0230

  Morrow & Co., Inc. has been retained to act as Information Agent. Questions and requests for assistance regarding the Exchange Offer, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery may be directed to the Information Agent at:

                        THE INFORMATION AGENT:

                          MORROW & CO., INC.

                      445 Park Avenue - 5th Floor
                       New York, New York  10022

                 Banks or Brokers Call: (800) 654-2468

             For Information call toll free: (800) 607-0088



  Any questions or requests for assistance or additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

             The Dealer Manager for the Exchange Offer:

                        ND Capital, Inc.
                      1 North Main Street
                   Minot, North Dakota 58703
                        (701) 852-5292



                              PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The North Dakota Business Corporation Act authorizes ND Holdings, Inc., a North Dakota corporation (the "Company") to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws of the Company provide for the indemnification of directors and officers to the maximum extent permitted by the North Dakota Business Corporation Act.

We have policies of directors' and officers' liability insurance which insure directors and officers against liabilities which a director or officer may incur in his or her capacity as such.

  The form of Dealer Manager Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of the Company and its directors and officers who sign this registration statement, and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by the dealer manager with respect to information relating to the dealer manager furnished to the Company in writing by the dealer manager expressly for use in this registration statement and certain other materials prepared in connection with the exchange offer contemplated hereby.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits


 NUMBER                                 EXHIBIT
 ------                                 -------
  1.1   Form of Dealer Manager Agreement.*
  1.2   Form of Tailored Exchange Note Exchange Solicitation Agreement*
  4.1   Form of Certificate of Tailored Exchange Note
  4.2 Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Form 10KSB for the period ended 12-31-2000.
  4.3   Bylaws of the Company, (incorporated by reference to Exhibit
          3.2 to the Company's Form 10KSB for the period ended 12-31-2000.
  5.1   Opinion of Dihle & Co., P.C.*
  8.1   Opinion of Dihle & Co., P.C. regarding certain tax matters.
 12.1   Statement re: computation of ratio of earnings to fixed charges.
 23.1   Consent of Brady, Martz & Associates, P.C., Independent Auditors.
 23.2 Consents of Dihle & Co., P.C. (contained in its opinions filed as Exhibits 5.1 and 8.1 to this registration statement).
 24.1 Power of Attorney (included on the signature page of this registration statement).

                                II-1

 NUMBER                              EXHIBIT
 ------                              -------
 99.1   Form of Letter of Transmittal.
 99.2   Form of Notice of Guaranteed Delivery.
 99.3 Form of Letter to Registered Holders and Depository Trust Company Participants.
 99.4   Form of Letter to Clients.
 99.5   Form of Newspaper Announcement.*

* To be filed by amendment.

  (b) Financial Statement Schedules


ITEM 22. UNDERTAKINGS

  (a) The Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date responding to the request.

  (b) The undersigned registrant each hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the entity involved therein with respect to any fundamental change as defined in this registration statement, that was not the subject of and included in the registration statement when it became effective.

  (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrants have each been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price

                                   II-2






set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


                                   II-3



                                SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF MINOT, STATE OF NORTH DAKOTA ON MAY 2, 2001.

                            ND HOLDINGS, INC.


                        By:   /s/ Robert Walstad
                             ---------------------
                             Name: Robert Walstad
                             Title: President, CEO

                             POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert Walstad and Jacqueline L. Case his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act and otherwise, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto attorneys -in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date: May 2, 2001                              By /s/ Robert E. Walstad
                                                  ----------------------
                                                  Robert E. Walstad
                                                  Chief Executive Officer,
                                                  President and Director
                                                 (Principal Executive Officer)
                                                 (Acting Chief Financial
                                                  Officer)

Date: May 2, 2001                              By /s/ Peter A. Quist
                                                  ----------------------
                                                  Peter A. Quist
                                                  Vice President and Director


Date: May 2, 2001                              By /s/ Vance A. Castleman
                                                  ----------------------
                                                  Vance A. Castleman
                                                  Director

Date: May 2, 2001                              By /s/ Myron D. Thompson
                                                  ----------------------
                                                  Myron D. Thompson
                                                  Director

Date: May 2, 2001                              By /s/ Richard H. Walstad
                                                  ----------------------
                                                  Richard H. Walstad
                                                  Director

Date: May 2, 2001                              By /s/ Daniel L. Feist
                                                  ----------------------
                                                  Daniel L. Feist
                                                  Director




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